Exhibit 99.1

SUMMARY HISTORICAL CONSOLIDATED

FINANCIAL DATA OF PEABODY ENERGY CORPORATION

The following summary consolidated financial information as of December 31, 2019 and 2018 and for each of the fiscal years then ended was derived from Peabody’s audited consolidated financial statements incorporated by reference in this Offering Memorandum. The information for each of the nine-month periods ended September 30, 2020 and 2019 was derived from Peabody’s unaudited interim condensed consolidated financial statements, incorporated by reference in this Offering Memorandum and includes, in the opinion of management, all normal and recurring adjustments necessary to present fairly the information for such periods. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2020. You should read the following summary consolidated and unaudited financial information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Peabody’s historical consolidated financial statements, including the related notes, in each case, in Peabody’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Peabody’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2020, which are incorporated by reference in this Offering Memorandum. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The financial information for the twelve-month period ended September 30, 2020 in the following table is presented for informational purposes only. Such twelve-month period is not a financial reporting period in accordance with GAAP and should not be considered in isolation from or as a substitute for Peabody’s historical consolidated financial statements. The results of operations information for such twelve-month period is derived by subtracting Peabody’s results of operations information for the nine months ended September 30, 2019 from Peabody’s statements of operations information for the year ended December 31, 2019 and adding Peabody’s results of operations information for the nine months ended September 30, 2020.

	Last Twelve Months Ended September 30, 2020	Year Ended December 31,		Nine Months Ended September 30,
		2019	2018	2020	2019
	(unaudited)			(unaudited)
	(in millions)
Results of Operations Data:
Total revenues	$3,261.3	$4,623.4	$5,581.8	$2,143.9	$3,506.0
Costs and expenses	5,047.0	4,561.7	4,920.2	3,764.1	3,278.8

Operating (loss) profit	(1,785.7)	61.7	661.6	(1,620.2)	227.2
Interest expense, net	127.7	117.2	117.7	95.2	84.7
Net periodic benefit costs, excluding service cost	13.1	19.4	18.1	8.3	14.6
Net mark-to-market adjustment on actuarially determined liabilities	80.4	67.4	(125.5)	13.0	—
Reorganization items, net	—	—	(12.8)	—	—

(Loss) income from continuing operations before income taxes	(2,006.9)	(142.3)	664.1	(1,736.7)	127.9
Income tax provision	22.7	46.0	18.4	2.7	26.0

(Loss) income from continuing operations, net of income taxes	(2,029.6)	(188.3)	645.7	(1,739.4)	101.9
Income (loss) from discontinued operations, net of income taxes	7.0	3.2	18.1	(6.8)	(10.6)

Net (loss) income	(2,022.6)	(185.1)	663.8	(1,746.2)	91.3
Less: Series A Convertible Preferred Stock dividends	—	—	102.5	—	—
Less: Net income (loss) attributable to noncontrolling interests	8.3	26.2	16.9	(5.1)	12.8

Net (loss) income attributable to common stockholders	$(2,030.9)	$(211.3)	$544.4	$(1,741.1)	$78.5

Balance Sheet Data (at period end):
Total assets	$4,860.9	$6,542.8	$7,423.7	$4,860.9	$6,792.5
Total long-term debt (including finance leases)	1,600.1	1,310.8	1,367.0	1,600.1	1,352.8
Total stockholders’ equity	1,100.8	2,672.5	3,451.6	1,100.8	2,985.0

Other Data:
Tons produced	136.8	164.7	182.1	96.1	124.0
Tons sold	139.4	165.5	186.7	98.6	124.7
Net cash provided by (used in) continuing operations:
Operating activities	$117.9	$705.4	$1,516.9	$(9.7)	$577.8
Investing activities	(273.1)	(261.3)	(517.3)	(159.4)	(147.6)
Financing activities	182.6	(701.3)	(1,025.2)	273.9	(610.0)
Adjusted EBITDA(1)	395.3	883.0	1,387.9	155.6	643.3
Adjusted EBITDA, excluding Co-Issuers(1)(2)	247.1

(1)

Adjusted EBITDA is a non-GAAP financial measure and is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of Peabody’s segments’ operating performance as reflected in the reconciliations included herein. Subsequent to filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Peabody retrospectively modified its calculation of Adjusted EBITDA to exclude restructuring charges and transaction costs related to business combinations and joint ventures as management does not view these items as part of Peabody’s normal operations. Adjusted EBITDA is the primary metric used by management to measure Peabody’s segments’ operating performance. Peabody also believes it is used by investors to measure its operating performance and lenders to measure its ability to incur and service debt. Adjusted EBITDA is not a recognized term under GAAP and is not, and does not purport to be an alternative to operating income or net income as determined in accordance with GAAP as a measure of profitability. Because Adjusted EBITDA is not calculated identically by all companies, Peabody’s calculation may not be comparable to similarly titled measures of other companies. See “Non-GAAP and Non-IFRS Financial Measures” for additional information.

(2)

Adjusted EBITDA, excluding Co-Issuers is a non-GAAP financial measure and is defined as Adjusted EBITDA of Peabody after excluding the Co-Issuers’ Adjusted EBITDA. See “—Summary Unaudited Pro Forma Financial Data of the Co-Issuers” for additional information.

The following table provides a reconciliation of Adjusted EBITDA to (loss) income from continuing operations, net of income taxes:

	Last Twelve Months Ended September 30, 2020	Year Ended December 31,		Nine Months Ended September 30,
		2019	2018	2020	2019
	(unaudited)			(unaudited)
	(in millions)
(Loss) income from continuing operations, net of income taxes	$(2,029.6)	$(188.3)	$645.7	$(1,739.4)	$101.9
Depreciation, depletion and amortization	388.1	601.0	679.0	266.5	479.4
Asset retirement obligation expenses	59.8	58.4	53.0	46.0	44.6
Restructuring charges	54.1	24.3	1.2	31.1	1.3
Transaction costs related to business combinations and joint ventures	34.9	21.6	7.4	23.1	9.8
Gain on formation of United Wambo Joint Venture	(48.1)	(48.1)	—	—	—
Asset impairment	1,668.3	270.2	—	1,418.1	20.0
Provision for North Goonyella equipment loss	58.5	83.2	66.4	—	24.7
North Goonyella insurance recovery—equipment(a)	—	(91.1)	—	—	(91.1)
Changes in deferred tax asset valuation allowance and reserves and amortization of basis difference related to equity affiliates	(20.7)	(18.8)	(18.3)	(1.6)	0.3
Interest expense	139.1	144.0	149.3	102.3	107.2
Loss on early debt extinguishment	0.2	0.2	2.0	—	—
Interest income	(11.6)	(27.0)	(33.6)	(7.1)	(22.5)
Net mark-to-market adjustment on actuarially determined liabilities	80.4	67.4	(125.5)	13.0	—
Reorganization items, net	—	—	(12.8)	—	—
Unrealized losses (gains) on economic hedges	13.3	(42.2)	(18.3)	11.3	(44.2)
Unrealized (gains) losses on non-coal trading derivative contracts	(4.6)	(1.2)	0.7	(3.6)	(0.2)
Take-or-pay contract-based intangible recognition	(9.5)	(16.6)	(26.7)	(6.8)	(13.9)
Income tax provision	22.7	46.0	18.4	2.7	26.0

Adjusted EBITDA	$395.3	$883.0	$1,387.9	$155.6	$643.3

Less: Co-Issuers’ Adjusted EBITDA	148.2

Adjusted EBITDA, excluding Co-Issuers	$247.1

(a)

Peabody recorded a $125.0 million insurance recovery during the nine months ended September 30, 2019 related to losses incurred at its North Goonyella Mine. Of this amount, Adjusted EBITDA excludes an allocated amount applicable to total equipment losses recognized at the time of the insurance recovery settlement, which consisted of $24.7 million and $66.4 million recognized during the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively. The remaining $33.9 million, applicable to incremental costs and business interruption losses, is included in Adjusted EBITDA for the nine months ended September 30, 2019.

SUMMARY HISTORICAL FINANCIAL DATA OF WILPINJONG

The following summary financial information as of December 31, 2019 and 2018 and for each of the fiscal years then ended was derived from Wilpinjong’s audited financial statements, which were prepared in accordance with IFRS and are included elsewhere in this Offering Memorandum. The information for each of the nine-month periods ended September 30, 2020 and 2019, which were prepared in accordance with IFRS and included elsewhere in this Offering Memorandum, was derived from Wilpinjong’s unaudited interim condensed financial statements and includes, in the opinion of management, all normal and recurring adjustments necessary to present fairly the information for such periods. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2020.

The financial information for the twelve-month period ended September 30, 2020 in the following table is presented for informational purposes only. Such twelve-month period is not a financial reporting period in accordance with GAAP or IFRS and should not be considered in isolation from or as a substitute for Wilpinjong’s historical financial statements. The results of operations information for such twelve-month period is derived by subtracting Wilpinjong’s results of operations information for the nine months ended September 30, 2019 from Wilpinjong’s statements of operations information for the year ended December 31, 2019 and adding Wilpinjong’s results of operations information for the nine months ended September 30, 2020.

The historical financial data of Wilpinjong was prepared in accordance with IFRS. However, certain historical financial data of Wilpinjong has been aggregated in order to present “Operating costs and expenses (exclusive of items shown separately below)” and “Operating Profit” for presentation purposes and, as a result, are not directly comparable to the historical financial statements of Wilpinjong included elsewhere herein.

	Last Twelve Months Ended September 30, 2020	Year Ended December 31,		Nine Months Ended September 30,
		2019	2018	2020	2019
	(unaudited)			(unaudited)
	(in millions of Australian dollars)
Revenues	$632.0	$755.4	$921.6	$442.2	$565.6
Costs and expenses
Operating costs and expenses (exclusive of items shown separately below)	420.1	473.3	512.9	300.4	353.6
Depreciation, depletion and amortization	49.1	47.6	45.8	37.0	35.6
Selling and administrative expenses	1.2	1.4	1.2	0.9	1.1

Operating profit	161.6	233.1	361.7	103.9	175.3
Interest expense	3.7	4.0	4.3	2.7	2.9

Income from continuing operations before income taxes	157.9	229.1	357.4	101.2	172.4
Income tax provision	46.4	65.8	108.3	31.5	51.0

Income from continuing operations, net of income taxes	$111.5	$163.3	$249.1	$69.7	$121.4

Other Data:
Tons produced	14.4	14.1		10.4	10.1
Tons sold	14.1	14.0		10.2	10.1
Net cash provided by (used in) continuing operations:
Operating activities	$171.4	$277.3		$105.3	$211.2
Investing activities	(31.8)	(40.2)		(22.2)	(30.6)
Financing activities	(43.2)	(237.1)		13.3	(180.6)

Balance Sheet Data (at period end):
Total assets	$591.9	$1,149.6		$591.9
Total long-term debt (including finance leases)	—	—		—
Total stockholders’ equity	417.8	324.2		417.8

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA OF THE CO-ISSUERS

The following summary presents selected unaudited pro forma financial data of the Co-Issuers after giving effect to the Recapitalization Transactions and the Exchange Offer as if they had been completed as of January 1, 2019. The Co-Issuers did not have any material assets or operations prior to the Reorganization; as such, historical financial data for the Co-Issuers is comprised of Wilpinjong’s historical financial statements. The unaudited pro forma financial data (i) as of December 31, 2019 and for the fiscal year then ended and (ii) as of September 30, 2020 and for the nine month period then ended was derived from Wilpinjong’s unaudited pro forma financial data included in this Offering Memorandum. The summary unaudited pro forma financial data is not necessarily indicative of operating results and financial position that would have been achieved had the Recapitalization Transactions and the Exchange Offer been completed as of January 1, 2019 and does not intend to project the Co-Issuers’ future financial results after the Recapitalization Transaction and the Exchange Offer. The summary unaudited pro forma financial information should be read together with Wilpinjong’s historical financial statements included in this Offering Memorandum.

The unaudited pro forma financial information for the twelve-month period ended September 30, 2020 in the following table is presented for informational purposes only. Such twelve-month period is not a financial reporting period in accordance with GAAP or IFRS and should not be considered in isolation from or as a substitute for Wilpinjong’s historical financial statements. The results of operations information for such twelve-month period is derived by subtracting Wilpinjong’s results of operations information for the nine months ended September 30, 2019 from Wilpinjong’s statements of operations information for the year ended December 31, 2019 and adding Wilpinjong’s results of operations information for the nine months ended September 30, 2020.

Wilpinjong’s historical financial information was prepared in accordance with IFRS, but the pro forma presentation in the following tables is in accordance with GAAP.

The following unaudited pro forma financial data of the Co-Issuers is provided for illustrative purposes only and is based on available information and assumptions that management believes are reasonable. It does not reflect certain potential accounting impacts that may result from the foregoing, including embedded derivatives. It does not purport to represent what the Co-Issuers’ actual results of operations or financial position would have been had the Recapitalization Transactions and the Exchange Offer occurred on the dates indicated.

	Last Twelve Months Ended September 30, 2020	Year Ended December 31, 2019	Nine Months Ended September 30, 2020
	(in millions of U.S. dollars)
Revenues	$427.2	$524.5	$297.3
Costs and expenses
Operating costs and expenses (exclusive of items shown separately below)	278.2	335.2	200.7
Depreciation, depletion and amortization	66.4	66.6	48.8
Asset retirement obligation expenses	3.0	1.2	1.9
Selling and administrative expenses	0.8	1.0	0.6

Operating profit	78.8	120.5	45.3
Interest expense	47.9	48.9	36.6

Income from continuing operations before income taxes	30.9	71.6	8.7
Income tax provision	17.8	27.9	8.3

Income from continuing operations, net of income taxes	$13.1	$43.7	$0.4

Other Data:
Tons produced	14.4		10.4
Tons sold	14.1		10.2
Adjusted EBITDA(1)	$148.2

	Last Twelve Months Ended September 30, 2020	Year Ended December 31, 2019	Nine Months Ended September 30, 2020
	(in millions of U.S. dollars)

Balance Sheet Data (at period end):
Total assets	$587.2		$587.2
Total long-term debt (including finance leases)	400.0		400.0
Total stockholders’ equity	52.9		52.9

(1)

Adjusted EBITDA is a non-GAAP financial measure and is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing the Co-Issuers’ operating performance as reflected in the reconciliation included herein. Adjusted EBITDA is the primary metric used by management to measure the Co-Issuers’ operating performance. The Co-Issuers also believe it is used by investors to measure its operating performance and lenders to measure its ability to incur and service debt. Adjusted EBITDA is not a recognized term under GAAP and is not, and does not purport to be an alternative to operating income or net income as determined in accordance with GAAP as a measure of profitability. Because Adjusted EBITDA is not calculated identically by all companies, the Co Issuers’ calculation may not be comparable to similarly titled measures of other companies. See “Non-GAAP and Non-IFRS Financial Measures” for additional information.

The following table provides a reconciliation of Adjusted EBITDA to income from continuing operations, net of income taxes:

Last Twelve Months Ended September 30, 2020
(in millions of U.S. dollars)
Income from continuing operations, net of income taxes	$13.1
Depreciation, depletion and amortization	66.4
Asset retirement obligation expenses	3.0
Interest expense	47.9
Income tax provision	17.8

Adjusted EBITDA	$148.2

Risks Related to the Co-Issuers

The Co-Issuers’ businesses, results of operations, financial conditions and prospects could be materially and adversely affected by the recent COVID-19 pandemic and the related effects on public health.

The Co-Issuers’ operations are susceptible to widespread outbreaks of illness or other public health issues, such as the continuing global COVID-19 pandemic. The COVID-19 pandemic could have a material adverse effect on the Co-Issuers’ businesses, results of operations, financial conditions and prospects, including the Co-Issuers’ ability to comply with covenants under their debt agreements.

The COVID-19 pandemic has caused governments around the world, including in Australia, to implement quarantines, travel bans, shutdowns and “shelter in place” or “stay-at-home” orders, which have significantly restricted the movement of people and goods and have periodically necessitated teleworking by a portion of the Co-Issuers’ workforce. These restrictions and measures, and the Co-Issuers’ efforts to act in the best interests of their employees, customers, suppliers, vendors and joint venture and other business partners, have affected and are continuing to affect the Co-Issuers’ businesses and operations, causing them to modify a number of their normal business practices and may adversely affect their businesses, financial conditions and results of operations in ways that may be material.

Governmental mandates also may require forced shutdowns of the Co-Issuers’ mine and other facilities for extended or indefinite periods. Since the Co-Issuers’ operations currently consist of one mine, a shutdown may have a material adverse effect on the Co-Issuers’ businesses, financial conditions or results of operations. In addition, the COVID-19 pandemic may cause supply chains to be interrupted, slowed or rendered inoperable, and widespread outbreaks in locations significant to the Co-Issuers’ operations could adversely affect their workforce, resulting in serious health issues and absenteeism. If the Co-Issuers’ operations are curtailed, they may need to seek alternate sources of supply for commodities, services and labor, which may be more expensive. Alternate sources may not be available or may result in delays in shipments to the Co-Issuers’ customers, each of which would affect their results of operations. Further, if the Co-Issuers’ customers’ businesses are similarly affected, they might delay, reduce or cancel purchases from the Co-Issuers.

In addition, the COVID-19 pandemic has substantially interfered with general commercial activity related to the transportation of coal and the Co-Issuers’ customer base, which could materially and adversely affect the Co-Issuers’ businesses, financial conditions, results of operations and prospects. The continuing spread of COVID-19 has contributed to adverse changes in general domestic and global economic conditions and disrupted domestic and international credit markets, which could negatively affect the Co-Issuers’ customers’ ability to pay them as well as the Co-Issuers’ ability to access capital that could in the future negatively affect their liquidity.

Within the global coal industry, supply and demand disruptions resulting from the COVID-19 pandemic have been widespread and have adversely impacted the Co-Issuers and their customers. Seaborne thermal coal demand continues to be impacted by the COVID-19 induced reduction in overall electricity generation, along with competition from alternative fuel sources and low gas prices.

Despite the Co-Issuers’ efforts to manage these realized and potential impacts, their ultimate impact also depends on factors beyond the Co-Issuers’ knowledge or control, including the duration and severity of the COVID-19 pandemic as well as third-party actions taken to contain its spread and mitigate its public health effects. While the ultimate impacts of the COVID-19 pandemic on the Co-Issuers’ businesses are unknown, the Co-Issuers expect continued interference with general commercial activity, which may further negatively affect both demand and prices for the Co-Issuers’ products. The Co-Issuers also face disruption to supply chain and distribution channels, potentially increasing costs of production, storage and distribution, and potential adverse effects to their workforce, each of which could have a material adverse effect on the Co-Issuers’ businesses, financial conditions or results of operations.

Since there are no comparable recent events that provide guidance regarding the effect the COVID-19 pandemic may have, the ultimate impact of the pandemic is highly uncertain and subject to change. As a result, the Co-Issuers do not yet know the full extent of the impacts on their businesses, financial conditions, results of operations and prospects, or the global economy as a whole.

The Co-Issuers are indirectly owned and controlled by Peabody, and Peabody’s interests may conflict with yours as a creditor.

The Co-Issuers are both indirect, wholly owned subsidiaries of Peabody and are controlled by Peabody. In addition, Peabody or its affiliates may from time to time hold debt of the Co-Issuers. Peabody will not have any liability for any obligations under the New Co-Issuer Notes, and its interests may not in all cases be aligned with your interests. For example, if the Co-Issuers encounter financial difficulties or are unable to pay debts as they mature, Peabody’s interests might conflict with your interests as a noteholder. In addition, Peabody may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investments, even though such transactions might involve risks to you as a holder of the New Co-Issuer Notes. Peabody may also make investments in businesses that directly or indirectly compete with the Co-Issuers’ businesses, or may pursue acquisition opportunities that may be complementary to the Co-Issuers’ businesses and, as a result, those acquisition opportunities may not be available to the Co-Issuers.

The Co-Issuers are dependent on Peabody and the Service Companies for certain administrative and support services for their businesses.

Following the Reorganization, the Co-Issuers are dependent on the Service Companies for certain administrative and support services for their businesses pursuant to the Management Services Agreements for an initial term of five years, including certain services related to accounting, finance, treasury, tax, human resources, information technology and telecommunications, product risk, corporate strategy and development, communications, customer/supplier relationships and support, records management, in-house legal support, geological matters, and mining reclamation bonding support. Although the Service Companies are contractually obligated to provide the Co-Issuers with these services during the terms of the Management Services Agreements, the Service Companies may terminate the Management Services Agreements at any time upon 30-days’ notice. Further, the Co-Issuers cannot assure you that all of these functions will be successfully executed by the Service Companies or that they will not have to expend significant efforts or costs materially in excess of those estimated in the Management Services Agreements. Any interruption in these services could have a material adverse effect on the Co-Issuers’ businesses, financial condition or results of operations. When the Service Companies cease to provide these services for the Co-Issuers, the Co-Issuers’ costs may increase as a result of having to procure these services from third parties. In addition, the Co-Issuers may not be able to replace these services in a timely manner or enter into appropriate third-party agreements on terms and conditions, including cost, comparable to the Management Services Agreements. To the extent that the Co-Issuers require additional services to be performed by the Service Companies that are not included in the Management Services Agreements, the Co-Issuers will need to negotiate the terms for receiving such services with the Service Companies, which may result in increased costs to the Co-Issuers.

In addition, the Co-Issuers are also dependent on Peabody and Peabody affiliates for various other functions, including the provision of the Co-Issuers’ port and rail usage and access rights under contracts with third party infrastructure providers to which other Peabody affiliates are party, and the provision of the management personnel for the Wilpinjong Mine (who are employed by a Peabody affiliate). In addition, a substantial portion of the annual export coal sales of the Wilpinjong Mine is marketed via Peabody Coalsales Pacific Pty Ltd, a marketing entity that is wholly owned by Peabody. Any interruption in these arrangements could have a material adverse effect on the Co-Issuers’ businesses, financial condition or results of operations.

The Co-Issuers’ profitability depends upon the prices received for their coal.

The Co-Issuers operate in a competitive and highly regulated industry that has previously experienced strong headwinds. If coal prices decrease, the Co-Issuers’ operating results and profitability and value of their coal reserves could be materially and adversely affected.

Coal prices are dependent upon factors beyond the Co-Issuers’ control, including:

•	the demand for electricity and capacity utilization of electricity generating units (whether coal or non-coal);

•	changes in the fuel consumption and dispatch patterns of electric power generators, whether based on economic or non-economic factors;

•	the proximity, capacity and cost of rail transportation and port terminal facilities;

•	the relative price of natural gas and other energy sources used to generate electricity;

•	competition with and the availability, quality and price of coal and alternative fuels, including natural gas, fuel oil, nuclear, hydroelectric, wind, biomass and solar power;

•	the strength of the global economy;

•	the global supply and production costs of thermal coal;

•	fluctuations in foreign currency exchange rates and interest rates;

•	weather patterns, severe weather and natural disasters;

•

governmental regulations and taxes, including tariffs or other trade restrictions as well as those establishing air emission standards for coal-fueled power plants or mandating or subsidizing increased use of electricity from renewable energy sources;

•	regulatory, administrative and judicial decisions, including those affecting future mining permits and leases; and

•	technological developments, including those related to alternative energy sources, those intended to convert coal-to-liquids or gas and those aimed at capturing, using and storing carbon dioxide.

Thermal coal accounted for all of Wilpinjong’s coal sales by volume during 2019 and 2018. The vast majority of Wilpinjong’s sales of thermal coal were to electric power generators. The demand for coal consumed for electric power generation is affected by many of the factors described above, but primarily by (i) the overall demand for electricity; (ii) the availability, quality and price of competing fuels, such as natural gas, nuclear fuel, oil and alternative energy sources, including renewables; (iii) utilization of all electricity generating units (whether using coal or not), including the relative cost of producing electricity from multiple fuels, including coal; (iv) stringent environmental and other governmental regulations; and (v) the coal inventories of utilities. In addition, some electric power generators are making uneconomic decisions to close coal-fueled generation units given ongoing pressure to shift away from coal generation. These trends have reduced demand for the Co-Issuers’ coal and the related prices. Any further reduction in the amount of coal consumed by electric power generators could reduce the volume and price of coal that the Co-Issuers mine and sell.

The balance between coal demand and supply, factoring in demand and supply of closely related and competing segments, both domestically and internationally, could materially reduce coal prices and therefore materially reduce the Co-Issuers’ revenues and profitability. The Co-Issuers’ seaborne products compete with other producers as well as other fuel sources. Declines in the price of natural gas, or continued low natural gas prices, could cause demand for coal to decrease and adversely affect the price of coal. Sustained periods of low natural gas prices or low prices for other fuels may also cause utilities to phase out or close existing coal-fueled power plants or reduce construction of new coal-fueled power plants. These closures could have a material adverse effect on demand and prices for the Co-Issuers’ coal, thereby reducing the Co-Issuers’ revenues and materially and adversely affecting the Co-Issuers’ business and results of operations.

If a substantial number of the Co-Issuers’ long-term coal supply agreements terminate, or if the pricing, volumes or other elements of those agreements materially adjust, the Co-Issuers’ revenues and operating profits could suffer if they are unable to find alternate buyers willing to purchase their coal on comparable terms to those in their contracts. Most of the Co-Issuers’ sales are made under coal supply agreements with related parties, which are important to the stability and profitability of their operations. The execution of a satisfactory coal supply agreement is sometimes the basis on which the Co-Issuers undertake the development of coal reserves required to be supplied under the contract.

Many of the Co-Issuers’ coal supply agreements contain provisions that permit the parties to adjust the contract price upward or downward at specified times. The Co-Issuers may adjust these contract prices based on inflation or deflation, price indices and/or changes in the factors affecting the cost of producing coal, such as taxes, fees, royalties and changes in the laws regulating the mining, production, sale or use of coal. In a limited number of contracts, failure of the parties to agree on a price under those provisions may allow either party to terminate the contract. The Co-Issuers may experience reductions in coal prices in new long-term coal supply agreements replacing some of their expiring contracts. Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by the Co-Issuers or the customer during the duration of specified events beyond the control of the affected party. Some coal supply agreements allow customers to vary the volumes of coal that they are required to purchase during a particular period, and where coal supply agreements do not explicitly allow such variation, customers sometimes request that the Co-Issuers amend the agreements to allow for such variation. Most of the Co-Issuers’ coal supply agreements contain provisions requiring them to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, volatile matter, coking properties, grindability and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts. Moreover, some of these agreements allow the Co-Issuers’ customers to terminate their contracts in the event of changes in regulations affecting the Co-Issuers’ industry that restrict the use or type of coal permissible at the customer’s plant or increase the price of coal beyond specified limits.

The operating profits the Co-Issuers realize from coal sold under supply agreements depend on a variety of factors. In addition, price adjustment and other provisions may increase the Co-Issuers’ exposure to short-term coal price volatility provided by those contracts. If a substantial portion of the Co-Issuers’ coal supply agreements were modified or terminated, the Co-Issuers could be materially adversely affected to the extent that they are unable to find alternate buyers for their coal at the same level of profitability. Prices for coal vary by mining region and country. As a result, the Co-Issuers cannot predict the future strength of the coal industry overall or by mining region and cannot provide assurance that they will be able to replace existing long-term coal supply agreements at the same prices or with similar profit margins when they expire.

The loss of, or significant reduction in, purchases by the Co-Issuers’ largest customers could adversely affect the Co-Issuers’ revenues.

For the year ended December 31, 2019, Wilpinjong derived 62% of its total revenues from Peabody affiliates and 29% from its largest unrelated customer. The contract with its largest unrelated customer expires in 2026. On an ongoing basis, the Co-Issuers discuss the extension of existing agreements or entering into new long-term agreements with various customers, but these negotiations may not be successful and these customers may not continue to purchase coal from the Co-Issuers under long-term supply agreements. If a number of these customers significantly reduce their purchases of coal from the Co-Issuers, or if the Co-Issuers are unable to sell coal to them on terms as favorable to the Co-Issuers as the terms under their current agreements, the Co-Issuers’ financial condition and results of operations could suffer materially. In addition, the Co-Issuers’ revenue could be adversely affected by a decline in customer purchases (including contractually obligated purchases) due to lack of demand and oversupply, cost of competing fuels and environmental and other governmental regulations.

The contractual arrangements with the Co-Issuers’ largest unrelated customer impose a number of significant liabilities and potential operational restrictions.

The coal supply contract and an associated step-in deed with the Co-Issuers’ largest unrelated customer requires Wilpinjong to maintain compliance with certain covenants and restrictions. In the event of noncompliance, the customer may exercise contractual “step-in” rights to appoint a receiver to operate the mine within the parameters of the coal supply agreement and step-in deed. In addition, Wilpinjong has issued an A$50 million bank guarantee to the customer as required by the terms of the coal supply contract upon which the customer is entitled to make payment demands if certain events of default occur. If either the “step-in” rights or rights under the bank guarantee are exercised, the Co-Issuers’ businesses, financial condition or results of operations could be materially and adversely affected. In addition, the exercise of this “step-in” right would constitute an event of default under the New Co-Issuer Notes Indenture.

The Co-Issuers’ operating results could be adversely affected by unfavorable economic and financial market conditions.

The Co-Issuers’ profits are affected, in large part, by industry conditions. Industry conditions are subject to a variety of factors beyond the Co-Issuers’ control. A global economic recession and/or a worldwide financial and credit market disruption could have a negative impact on the Co-Issuers and on the coal industry generally. If any of these conditions occur, if coal prices recede to or below levels experienced in 2015 and early 2016 for a prolonged period or if there are downturns in economic conditions, particularly in developing countries such as China and India, the Co-Issuers’ business, financial condition or results of operations could be adversely affected. While the Co-Issuers are focused on cost control, productivity improvements and capital discipline, there can be no assurance that these actions, or any others the Co-Issuers may take, would be sufficient in response to challenging economic and financial conditions.

The Co-Issuers’ ability to collect payments from their customers could be impaired if their creditworthiness or contractual performance deteriorates.

The Co-Issuers’ ability to receive payment for coal sold will depend on the continued creditworthiness and contractual performance of their customers. If deterioration of the creditworthiness of the Co-Issuers’ customers occurs or if they fail to perform the terms of their contracts with the Co-Issuers, the Co-Issuers’ business could be adversely affected.

Risks inherent to mining could increase the cost of operating the Co-Issuers’ business, and events and conditions that could occur during the course of the Co-Issuers’ mining operations could have a material adverse impact on the Co-Issuers.

The Co-Issuers’ mining operations are subject to conditions that can impact the safety of their workforce, or delay coal deliveries or increase the cost of mining at particular mines for varying lengths of time. These conditions include:

•	weather, flooding and natural disasters;

•	accidental mine water discharges;

•	hazardous events such as high wall or tailings dam failures;

•	seismic activities, ground failures, rock bursts or structural cave-ins or slides;

•	key equipment failures;

•	variations in coal seam thickness, coal quality, the amount of rock and soil overlying coal deposits, and geologic conditions impacting mine sequencing;

•	native title rights and protections of cultural heritage and archaeological sites;

•	unexpected maintenance problems; and

•	unforeseen delays in implementation of mining technologies that are new to the Co-Issuers’ operations.

The Co-Issuers are covered under insurance policies that provide limited coverage for some of the risks referenced above, and those insurance policies may lessen the impact associated with these risks. However, there can be no assurance as to the amount or timing of recovery under their insurance policies in connection with losses associated with these risks.

If transportation for the Co-Issuers’ coal by rail or otherwise, or the ability to export coal through local ports, is constrained or becomes unavailable or uneconomic, the Co-Issuers’ ability to sell coal may be diminished.

Transportation costs represent a significant portion of the total cost of coal use and the cost of transportation is a critical factor in a customer’s purchasing decision. Increases in transportation costs and the lack of sufficient rail and port capacity could lead to reduced coal sales or reduced profitability for sales of coal production.

The Co-Issuers depend upon rail and ocean-going vessels to deliver coal to their customers. While the Co-Issuers’ coal customers typically arrange and pay for transportation of coal from the mine or port to the point of use, disruption of these transportation services because of weather-related problems, infrastructure damage, strikes, lock- outs, lack of fuel or maintenance items, underperformance of the port and rail infrastructure, congestion and balancing systems which are imposed to manage vessel queuing and demurrage, non-performance or delays by co-shippers, transportation delays or other events could temporarily impair the Co-Issuers’ ability to supply coal to their customers and thus could adversely affect their results of operations.

A decrease in the availability or increase in costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires could decrease the Co-Issuers’ anticipated profitability or their ability to produce coal at planned levels.

The Co-Issuers’ mining operations require a reliable supply of mining equipment, replacement parts, fuel, explosives, tires, steel-related products (including roof control materials), lubricants and electricity. The Co-Issuers are reliant upon Peabody to secure supplies and equipment through Peabody’s global procurement contracts. There has been some consolidation in the supplier base providing mining materials to the coal industry, such as with suppliers of both surface and underground equipment globally, that has limited the number of sources for these materials. In situations where the Co-Issuers have chosen to concentrate a large portion of purchases with one supplier, it has been to take advantage of cost savings from larger volumes of purchases and to ensure security of supply. If the cost of any of these inputs increased significantly, or if a source for these supplies or mining equipment were unavailable to meet the Co-Issuers’ replacement demands, the Co-Issuers’ profitability could be reduced or the Co-Issuers could experience a delay or halt in their production.

The Co-Issuers may not recover their investments in their mining, exploration and other assets, which may require them to recognize impairment charges related to those assets.

The value of the Co-Issuers’ assets have from time to time been adversely affected by numerous uncertain factors, some of which are beyond their control, including unfavorable changes in the economic environments in which the Co-Issuers operate, lower-than-expected coal pricing, technical and geological operating difficulties, an inability to economically extract their coal reserves and unanticipated increases in operating costs. These factors may trigger the recognition of additional impairment charges in the future, which could have a substantial impact on the Co-Issuers’ results of operations.

Because of the volatile and cyclical nature of international coal markets, it is reasonably possible that the Co-Issuers’ current estimates of projected future cash flows from their mining assets may change in the near term, which may result in the need for adjustments to the carrying value of their assets.

The Co-Issuers’ ability to operate their businesses effectively could be impaired if they lose key personnel or fail to attract qualified personnel.

The Co-Issuers manage their businesses with a number of key personnel, the loss of whom could have a material adverse effect on their businesses, absent the completion of an orderly transition. In addition, the Co-Issuers believe that their future success will depend greatly on their continued ability to attract and retain highly skilled and qualified personnel, particularly personnel with mining experience. The Co-Issuers cannot provide assurance that key personnel will continue to be employed by them or that they will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on the Co-Issuers’ businesses.

In this regard, the management personnel for the Wilpinjong Mine are employed by a Peabody affiliate, which is not contractually obliged to provide such personnel to the Co-Issuers. If the Peabody affiliate ceased to make such personnel available to the Co-Issuers, the ensuing disruption and need to attract replacement qualified personnel may have a material adverse effect on the Co-Issuers’ businesses, financial condition and results of operations.

The Co-Issuers could be negatively affected if they fail to maintain satisfactory labor relations.

As of September 30, 2020, the Co-Issuers had 563 employees, which included 473 hourly employees that are employed by Wilpinjong. The other employees of the Wilpinjong Mine are employed by a subsidiary of PEA. The Co-Issuers are party to labor agreements with various labor unions that represent certain of their employees. Such labor agreements are negotiated periodically, and, therefore, the Co-Issuers are subject to the risk that these agreements may not be able to be renewed on reasonably satisfactory terms.

Substantially all of the Co-Issuers’ hourly employees were represented by organized labor unions and generated all of Wilpinjong’s coal production for the year ended December 31, 2019. Relations with their employees and, where applicable, organized labor are important to the Co-Issuers’ success. If some or all of the Co-Issuers’ current non-union operations were to become unionized, the Co-Issuers could incur an increased risk of work stoppages, reduced productivity and higher labor costs. Also, if the Co-Issuers fail to maintain good relations or successfully negotiate contracts with their employees who are represented by unions, the Co-Issuers could potentially experience labor disputes, strikes, work stoppages, slowdowns or other disruptions in production that could negatively impact their profitability.

The Co-Issuers could be adversely affected if they fail to appropriately provide financial assurances for their obligations.

Australian laws require the Co-Issuers to provide financial assurances related to requirements to reclaim lands used for mining and to satisfy other miscellaneous obligations. The primary methods the Co-Issuers use to meet those obligations are to provide a third-party surety bond or provide a letter of credit, which may be provided by Peabody. As of September 30, 2020, the Co-Issuers indirectly had approximately $38 million of outstanding surety bonds to provide required financial assurances for post-mining reclamation, and approximately $59 million of surety bonds for other obligations and performance guarantees.

The Co-Issuers’ financial assurance obligations may increase or become more costly due to a number of factors, and surety bonds and letters of credit may not be available to the Co-Issuers, particularly in light of some banks and insurance companies’ announced unwillingness to support fossil fuel companies. The Co-Issuers’ failure to retain, or inability to obtain surety bonds, bank guarantees or letters of credit, or to provide a suitable alternative, could have a material adverse effect on the Co-Issuers. That failure could result from a variety of factors including the following:

•	lack of availability, higher expense or unfavorable market terms of new surety bonds, bank guarantees or letters of credit; and

•	inability to provide or fund collateral for current and future third-party issuers of surety bonds, bank guarantees or letters of credit.

The Co-Issuers’ failure to maintain adequate bonding would invalidate their mining permits and prevent mining operations from continuing, which would cast substantial doubt on their ability to continue as a going concern.

The Co-Issuers’ mining operations are extensively regulated, which imposes significant costs on the Co-Issuers, and future regulations and developments could increase those costs or limit the Co-Issuers’ ability to produce or sell coal and also exposes the Co-Issuers to a risk of enforcement action by a regulator in the event of non-compliance with approvals, permits, licenses and the like. The coal mining industry in Australia is subject to regulation by federal, state and local authorities with respect to matters such as:

•	workplace health and safety;

•	limitations on land use;

•	mine permitting and licensing requirements;

•	reclamation and restoration of mining properties after mining is completed;

•	ongoing monetary and works-in-kind contributions for the benefit of the local community;

•	mine rehabilitation, including progressive rehabilitation;

•	the storage, treatment and disposal of wastes;

•	remediation of contaminated soil, sediment and groundwater;

•	air quality standards;

•	water pollution;

•	protection of Aboriginal cultural heritage;

•	protection of human health, plant-life and wildlife, including endangered or threatened species and habitats;

•	protection of wetlands;

•	biodiversity conservation and the offsetting of impacts on biodiversity;

•	the discharge of materials into the environment; and

•	water usage, and the effects of mining on surface water and groundwater quality and availability.

Regulatory agencies have the authority under certain circumstances, including following significant health and safety incidents, to order a mine to be temporarily or permanently closed. In the event that such agencies ordered the closing of the Co-Issuers’ mine and as a result of such mine being the only mine in the Co-Issuers’ operations, the Co-Issuers’ production and sale of coal would be disrupted and the Co-Issuers may be required to incur cash outlays, or to obtain new regulatory approvals, to re-open the mine. Any of these actions could have a material adverse effect on the Co-Issuers’ financial condition, results of operations and cash flows. Regulatory agencies also have the power to take a range of enforcement action for non-compliance with permits, licenses, approvals and the like including to prosecute breaches by the Co-Issuers, exposing the Co-Issuers to liability, and costs associated with defending enforcement action or paying penalties.

The possibility exists that new legislation, regulations or orders related to the environment, Aboriginal cultural heritage, or employee health and safety may be adopted and may materially adversely affect the Co-Issuers’ mining operations, the Co-Issuers’ cost structure or their customers’ ability to use coal. New legislation or administrative regulations (or new interpretations by relevant Australian government agencies or courts of existing laws, regulations and approvals), including proposals related to the protection of the environment or the reduction of greenhouse gas emissions that would further regulate and tax the coal industry, may also require the Co-Issuers or their customers to change operations significantly or incur increased costs. Some of the Co-Issuers’ coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use. These factors and legislation, if enacted, could have a material adverse effect on the Co-Issuers’ financial condition and results of operations.

The Co-Issuers’ operations may impact the environment or cause exposure to hazardous substances, and its properties may have environmental contamination, which could result in material liabilities to the Co-Issuers.

The Co-Issuers’ operations currently use hazardous materials and generate limited quantities of hazardous wastes from time to time. A number of laws impose liability relating to contamination by hazardous substances. Such liability may involve the costs of investigating or remediating contamination and damages to natural resources, as well as claims seeking to recover for property damage or personal injury caused by hazardous substances. Such liability may arise from conditions at formerly, as well as currently, owned or operated properties, and at properties to which hazardous substances have been sent for treatment, disposal or other handling.

The Co-Issuers may be unable to obtain, renew or maintain permits necessary for their operations, or the Co-Issuers may be unable to obtain, renew or maintain such permits without conditions on the manner in which they run their operations, which would reduce their production, cash flows and profitability.

Numerous governmental permits and approvals are required for mining operations. The permitting rules, and the interpretations of these rules, are complex, change frequently and are often subject to discretionary interpretations by regulators, all of which may make compliance more difficult or impractical, or increase the potential exposure to liability for a breach of those permits and approvals. As part of this permitting process, when the Co-Issuers apply for permits and approvals, they are required to prepare and present to governmental authorities data pertaining to the potential impact or effect that any proposed exploration for or production of coal may have upon the environment. The public, including non-governmental organizations, opposition groups and individuals, have statutory rights to comment upon and submit objections to requested permits and approvals (including modifications and renewals of certain permits and approvals) and otherwise engage in the permitting process, to challenge the issuance of permits, the validity of environmental impact statements or the performance of mining activities. In recent years, the permitting required for coal mining has been the subject of increasing objection from landowners and environmental groups.

The costs, liabilities and requirements associated with these permitting requirements and any related opposition may be extensive and time-consuming and may delay commencement or continuation of exploration or production which would adversely affect the Co-Issuers’ coal production, cash flows and profitability. Further, required permits may not be issued, modified or renewed in a timely fashion or at all, or permits issued, modified or renewed may be conditioned in a manner that may restrict the Co-Issuers’ ability to efficiently and economically conduct their mining activities, any of which would materially reduce their production, cash flows and profitability.

The Co-Issuers’ mining operations are subject to extensive forms of taxation, which imposes significant costs on the Co-Issuers, and future regulations and developments could increase those costs or limit the Co-Issuers’ ability to produce coal competitively.

Federal, state, provincial or local governmental authorities in nearly all countries across the global coal mining industry impose various forms of taxation, including production taxes, sales-related taxes, royalties, environmental taxes, mining profits taxes, transfer and stamp duty, employment related taxes, withholding taxes and income taxes. The Co-Issuers could be adversely affected by changes to tax laws and regulations, to regulatory policies and in the supervisory activities and expectations of regulators. If new legislation or regulations related to various forms of coal taxation, which increase the Co-Issuers’ costs or limit the Co-Issuers’ ability to compete in the areas in which the Co-Issuers sell their coal, are adopted, or existing legislation or regulations amended, the Co-Issuers’ businesses, financial conditions or results of operations could be adversely affected. If the assumptions underlying the Co-Issuers’ asset retirement obligations for reclamation and mine closures are materially inaccurate, their costs could be significantly greater than anticipated.

The Co-Issuers’ asset retirement obligations primarily consist of spending estimates for surface land reclamation and support facilities at their mine in accordance with federal and state reclamation laws in Australia as defined by their mining regulatory approvals. These obligations are determined for the mine using various estimates and assumptions including, among other items, estimates of disturbed acreage as determined from engineering data, estimates of future costs to reclaim the disturbed acreage and the timing of these cash flows, which is driven by the estimated economic life of the mine and the applicable reclamation laws. These cash flows are discounted using a credit-adjusted, risk-free rate. The Co-Issuers’ management and engineers periodically review these estimates. If the Co-Issuers’ assumptions do not materialize as expected, actual cash expenditures and costs that the Co-Issuers incur could be materially different than currently estimated. Moreover, regulatory changes could increase or affect the timing of the Co-Issuers’ obligation to perform reclamation, mine closing and post-closure activities. The resulting estimated asset retirement obligation could change significantly if actual amounts change significantly from the Co-Issuers’ assumptions, which could have a material adverse effect on the Co-Issuers’ results of operations and financial conditions.

The Co-Issuers’ future success depends upon their ability to continue acquiring and developing coal reserves that are economically recoverable.

The Co-Issuers’ recoverable reserves decline as they produce coal. The Co-Issuers have not yet applied for the permits required or developed the mines necessary to use all of their reserves. Moreover, the amount of proven and probable coal reserves described in “Information Regarding the Co-Issuers—Properties” involves the use of certain estimates and those estimates could be inaccurate. Information about the Co-Issuers’ reserves consists of estimates based on engineering, economic and geological data assembled and analyzed by the Co-Issuers’ staff. Some of the factors and assumptions which impact economically recoverable coal reserve estimates include geological conditions, historical production from the area compared with production from other producing areas, the assumed effects of regulations and taxes by governmental agencies and assumptions governing future prices and future operating costs. Actual production, revenues and expenditures with respect to the Co-Issuers’ coal reserves may vary materially from estimates.

The Co-Issuers’ future success depends upon the Co-Issuers conducting successful exploration and development activities or acquiring properties containing economically recoverable reserves. The Co-Issuers’ current strategy includes increasing their reserves through acquisitions of government and other leases and producing properties and continuing to use their existing properties and infrastructure. In certain locations, leases for oil, natural gas and coalbed methane reserves are located on, or adjacent to, some of the Co-Issuers’ reserves, potentially creating conflicting interests between the Co-Issuers and lessees of those interests. Other lessees’ rights relating to these mineral interests could prevent, delay or increase the cost of developing the Co-Issuers’ coal reserves. These lessees may also seek damages from the Co-Issuers based on claims that the Co-Issuers’ coal mining operations impair their interests.

The Co-Issuers’ planned mine development projects and acquisition activities may not result in significant additional reserves, and the Co-Issuers may not have success developing additional mines. The Co-Issuers’ mining operations are conducted on properties owned or leased by the Co-Issuers. The Co-Issuers’ right to mine some of their reserves may be materially adversely affected if defects in title or boundaries exist. In order to conduct their mining operations on properties where these defects exist, the Co-Issuers may incur unanticipated costs. In addition, in order to develop their reserves, the Co-Issuers must also own the rights to the related surface property and receive various governmental permits. The Co-Issuers cannot predict whether they will continue to receive the permits or appropriate land access necessary for them to operate profitably in the future. The Co-Issuers may not be able to negotiate or secure new leases from the government or from private parties, obtain mining contracts for properties containing additional reserves or maintain their leasehold interest in properties on which mining operations have not commenced or have not met minimum quantity or product royalty requirements. From time to time, the Co-Issuers may experience litigation with lessors of their coal properties and with royalty holders. In addition, from time to time, the Co-Issuers’ permit applications and federal and state coal leases may be challenged, which may result in production delays.

To the extent that the Co-Issuers’ existing sources of liquidity are not sufficient to fund their planned mine development projects and reserve acquisition activities, the Co-Issuers may require access to capital markets, which may not be available to them or, if available, may not be available on satisfactory terms. If the Co-Issuers are unable to fund these activities, they may not be able to maintain or increase their existing production rates and they could be forced to change their business strategy, which could have a material adverse effect on their financial condition, results of operations and cash flows.

The Co-Issuers face numerous uncertainties in estimating their economically recoverable coal reserves and inaccuracies in their estimates could result in lower than expected revenues, higher than expected costs and decreased profitability.

Coal is economically recoverable when the price at which the Co-Issuers’ coal can be sold exceeds the costs and expenses of mining and selling the coal. Forecasts of the Co-Issuers’ future performance are based on, among other things, estimates of the Co-Issuers’ recoverable coal reserves. The Co-Issuers base their reserve information on engineering, economic and geological data assembled and analyzed by their staff and third parties, which includes various engineers and geologists. The reserve estimates as to both quantity and quality are updated from time to time to reflect production of coal from the reserves and new drilling or other data received. There are numerous uncertainties inherent in estimating quantities and qualities of coal and costs to mine recoverable reserves, including many factors beyond the Co-Issuers’ control. Estimates of economically recoverable coal reserves necessarily depend upon a number of variable factors and assumptions, any one of which may, if incorrect, result in an estimate that varies considerably from actual results. These factors and assumptions include:

•	geologic and mining conditions, which may not be fully identified by available exploration data and may differ from the Co-Issuers’ experience in areas they currently mine;

•	demand for coal;

•	current and future market prices for coal, contractual arrangements, operating costs and capital expenditures;

•	severance and excise taxes, royalties and development and reclamation costs;

•	future mining technology improvements;

•	the effects of regulation by governmental agencies;

•	the ability to obtain, maintain and renew all required permits;

•	employee health and safety; and

•	historical production from the area compared with production from other producing areas.

As a result, actual coal tonnage recovered from identified reserve areas or properties and revenues and expenditures with respect to the Co-Issuers’ reserves may vary materially from estimates. Thus, these estimates may not accurately reflect the Co-Issuers’ actual reserves. Any material inaccuracy in the Co-Issuers’ estimates related to their reserves could result in lower than expected revenues, higher than expected costs or decreased profitability which could materially and adversely affect their businesses, results of operations, financial positions and cash flows.

The Co-Issuers could be exposed to significant liability, reputational harm, loss of revenue, increased costs or other risks if they sustain cyber-attacks or other security breaches that disrupt their operations or result in the dissemination of proprietary, confidential or personal information about the Co-Issuers, their employees, their customers or other third-parties.

The Co-Issuers use digital technology to conduct their business operations and engage with their customers, vendors, employees, financial institutions, partners and other third parties. Their business depends on the reliable and secure operation of computer systems, network infrastructure, digital communication technologies and other information technology. Problems may arise in both the Co-Issuers’ internally managed systems and those of third parties. The Co-Issuers have implemented security protocols and systems with the intent of maintaining the security of their operations and protecting their and their counterparties’ proprietary and confidential information and the personal information related to identifiable individuals against unauthorized access. Despite such efforts, the Co-Issuers and third parties with whom they share proprietary, confidential, or personal information, may be subject to physical or information technology security breaches which, could result in unauthorized access to their facilities or the information the Co-Issuers are trying to protect. Unauthorized physical access to one of their facilities or unauthorized access to their information technology systems could result in, among other things, unfavorable publicity, litigation by affected parties, regulatory proceedings, damage to sources of competitive advantage, misappropriation of funds, disruptions to their operations, loss of customers, financial obligations for damages related to the theft or misuse of such information and costs to remediate such security vulnerabilities, any of which could have a substantial impact on the Co-Issuers’ results of operations, financial condition or cash flows. The pace of technological development and the Co-Issuers’ increased reliance on information technology to conduct their business operations makes it challenging to prevent increasingly sophisticated and more frequent attacks on information technology systems.

Concerns about the impacts of coal combustion on global climate are increasingly leading to consequences that have affected and could continue to affect demand for the Co-Issuers’ products and their ability to produce, including increased governmental regulation of coal combustion, the consideration of the impacts of coal combustion in the grant of regulatory approvals for coal mining operations and unfavorable investment decisions by electricity generators.

Global climate issues continue to attract public and scientific attention. Numerous reports, such as the Fourth and the Fifth Assessment Report of the Intergovernmental Panel on Climate Change, have also engendered concern about the impacts of human activity, especially fossil fuel combustion, on global climate issues. In turn, increasing government attention is being paid to global climate issues and to emissions of greenhouse gases, including emissions of carbon dioxide from coal combustion by power plants.

The enactment of future laws or the passage of regulations regarding emissions from the use of coal by the U.S., some of its states or other countries, or other actions to limit such emissions, could result in electricity generators switching from coal to other fuel sources. Further, policies limiting available financing for the development of new coal mines or coal-fueled power stations could adversely impact the global supply and demand for coal. The potential financial impact on the Co-Issuers of such future laws, regulations or other policies will depend upon the degree to which any such laws or regulations force electricity generators to diminish their reliance on coal as a fuel source. That, in turn, will depend on a number of factors, including the specific requirements imposed by any such laws, regulations or other policies, the time periods over which those laws, regulations or other policies would be phased in, the state of development and deployment of carbon capture, utilization and storage (“CCUS”) technologies as well as acceptance of CCUS technologies to meet regulations and the alternative uses for coal. Similarly, higher-efficiency coal-fired power plants may also be an option for meeting laws or regulations related to emissions from coal use. Several countries, including some major coal users such as China, India and Japan, included using higher-efficiency coal-fueled power plants in their plans under the Paris Agreement. From time to time, the Co-Issuers attempt to analyze the potential impact on their business of as-yet-unadopted, potential laws, regulations and policies. Such analyses require that the Co-Issuers make significant assumptions as to the specific provisions of such potential laws, regulations and policies, which sometimes show that if implemented in the manner assumed by the analyses, the potential laws, regulations and policies could result in material adverse impacts on the Co-Issuers’ operations, financial condition or cash flows. The Co-Issuers do not believe that such analyses reasonably predict the quantitative impact that future laws, regulations or other policies may have on their results of operations, financial condition or cash flows.

Numerous activist groups are devoting substantial resources to anti-mining or anti-coal activities which may disrupt production or the grant of regulatory approvals for coal mining operations, and anti-coal activities to minimize or eliminate the use of coal as a source of electricity generation, domestically and internationally, thereby further reducing the demand and pricing for coal, and potentially materially and adversely impacting the Co-Issuers’ future financial results, liquidity and growth prospects.

Several non-governmental organizations have undertaken campaigns to minimize or eliminate the use of coal as a source of electricity generation across the globe. In an effort to stop or delay coal mining activities, activist groups have brought lawsuits challenging the issuance of individual coal leases. Other lawsuits challenge determined and pending regulatory approvals, permits and processes that are necessary to conduct coal mining operations.

The effect of these and other similar developments has been to make it more costly and difficult to maintain the Co-Issuers’ businesses. These cost increases and/or a substantial or extended decline in the prices the Co-Issuers receives for their coal due to these or other factors could reduce their revenue and profitability, cash flows, liquidity, and value of their coal reserves and could result in losses.

The Co-Issuers’ financial performance could be adversely affected by their indebtedness.

As of September 30, 2020, the Co-Issuers had no indebtedness outstanding.

The degree to which the Co-Issuers become leveraged as a result of the Recapitalization Transactions could have important consequences, including, but not limited to:

•	making it more difficult for the Co-Issuers to pay interest and satisfy their debt obligations;

•	increasing the cost of borrowing;

•	increasing the Co-Issuers’ vulnerability to general adverse economic and industry or regulatory conditions;

•

requiring the dedication of a substantial portion of the Co-Issuers’ cash flow from operations to the payment of principal and interest on their indebtedness, thereby reducing the availability of their cash flow to fund working capital, capital expenditures, business development or other general corporate requirements;

•	limiting the Co-Issuers’ ability to obtain additional financing to fund future working capital, capital expenditures, business development or other general corporate requirements;

•	making it more difficult to obtain surety bonds, letters of credit, bank guarantees or other financing, particularly during periods in which credit markets are weak;

•	limiting the Co-Issuers’ flexibility in planning for, or reacting to, changes in their business and in the coal industry;

•	causing a decline in the Co-Issuers’ credit ratings; and

•	placing the Co-Issuers at a competitive disadvantage compared to less leveraged competitors.

In addition, the Co-Issuers’ indebtedness subjects them to certain restrictive covenants. Failure by the Co-Issuers to comply with these covenants could result in an event of default that, if not cured or waived, could have a material adverse effect on the Co-Issuers and result in amounts outstanding thereunder to be immediately due and payable. The terms of the Co-Issuers’ indebtedness provide that if the Co-Issuers cannot meet their debt service obligations, the lenders could foreclose against the assets securing their borrowings and the Co-Issuers could be forced into bankruptcy or liquidation.

A downgrade in the Co-Issuers’ credit ratings or other unfavorable indicators could result in, among other matters, additional required financial assurances related to the Co-Issuers’ reclamation bonding requirements, a requirement to post additional collateral on derivative trading instruments that the Co-Issuers may enter into, the loss of trading counterparties for corporate hedging and trading and brokerage activities or an increase in the cost of, or a limit on the Co-Issuers’ access to, various forms of credit used in operating their business.

If the Co-Issuers’ cash flows and capital resources are insufficient to fund their debt service obligations, the Co-Issuers may be forced to sell assets, seek additional capital or seek to restructure or refinance their indebtedness. These alternative measures may not be successful and may not permit the Co-Issuers to meet their scheduled debt service obligations. The Co-Issuers’ indebtedness may restrict the use of the proceeds from any such sales. The Co-Issuers may not be able to complete those sales and the proceeds may not be adequate to meet any debt service obligations then due.

Despite the Co-Issuers’ indebtedness, the Co-Issuers may still be able to incur substantially more debt, including secured debt, which could further increase the risks associated with their indebtedness.

The Co-Issuers may be able to incur substantial additional indebtedness in the future, including additional secured debt. Although covenants under the New Co-Issuer Notes Indenture limit their ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions can be substantial. In addition, the New Co-Issuer Notes Indenture and the agreements governing the Co-Issuers’ other indebtedness do not limit the Co-Issuers from incurring obligations that do not constitute indebtedness as defined therein.

The Co-Issuers may not be able to generate sufficient cash to service all of their indebtedness or other obligations.

The Co-Issuers’ ability to make scheduled payments on, or refinance their debt obligations, depends on their financial condition and operating performance, which are subject to prevailing economic, industry and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond their control. The Co-Issuers may be unable to maintain a level of cash flow from operating activities sufficient to permit them to pay the principal, premium, if any, and interest on their indebtedness or other obligations.

The terms of the New Co-Issuer Notes Indenture and the agreements and instruments governing the Co-Issuers’ other indebtedness impose restrictions that may limit the Co-Issuers’ operating and financial flexibility.

The New Co-Issuer Notes Indenture and the agreements governing the Co-Issuers’ other indebtedness contain certain restrictions and covenants that restrict the Co-Issuers’ ability to incur liens and/or debt or provide guarantees in respect of obligations of any other person and other restrictions, all of which could adversely affect the Co-Issuers’ ability to operate their business, as well as significantly affect their liquidity, and therefore could adversely affect its results of operations.

These covenants limit, among other things, the Co-Issuers’ ability to:

•	incur additional indebtedness;

•	make certain restricted payments or investments, including dividends indirectly to Peabody;

•	enter into agreements that restrict distributions from certain subsidiaries;

•	sell or otherwise dispose of assets;

•	enter into transactions with affiliates;

•	create or incur liens;

•	merge, consolidate or sell all or substantially all of its assets; and

•	place restrictions on the ability of subsidiaries to pay dividends or make other payments to them.

The Co-Issuers’ ability to comply with these covenants may be affected by events beyond their control and they may need to refinance existing debt in the future. A breach of any of these covenants together with the expiration of any cure period, if applicable, could result in a default under the New Co-Issuer Notes offered hereby. If any such default occurs, subject to applicable grace periods, the holder of the New Co-Issuer Notes may elect to declare all outstanding New Co-Issuer Notes, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. If the obligations under the New Co-Issuer Notes were to be accelerated, the Co-Issuers’ financial resources may be insufficient to repay the New Co-Issuer Notes and any other indebtedness becoming due in full.

In addition, if the Co-Issuers breach the covenants in the New Co-Issuer Notes Indenture and do not cure such breach within the applicable time periods specified therein, the Co-Issuers would cause an event of default under the New Co-Issuer Notes Indenture and a cross-default to certain of their other indebtedness and the lenders or holders thereunder could accelerate their obligations. If the Co-Issuers’ indebtedness is accelerated, the Co-Issuers may not be able to repay their indebtedness or borrow sufficient funds to refinance it. Even if the Co-Issuers are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to the Co-Issuers. If the Co-Issuers’ indebtedness is in default for any reason, their businesses, financial conditions and results of operations could be materially and adversely affected. In addition, complying with these covenants may make it more difficult for the Co-Issuers to successfully execute their business strategy and compete against companies who are not subject to such restrictions.

The number and quantity of viable financing alternatives available to the Co-Issuers may be significantly impacted by unfavorable lending and investment policies by financial institutions and insurance companies associated with concerns about environmental impacts of coal combustion, and negative views around the Co-Issuers’ efforts with respect to environmental and social matters and related governance considerations could harm the perception of the Co-Issuers by certain investors or result in the exclusion of the Co-Issuers’ securities from consideration by those investors.

Global climate issues, including with respect to greenhouse gases such as carbon dioxide and methane and the relationship that greenhouse gases have with climate change, continue to attract significant public and scientific attention.

Certain banks, other financing sources and insurance companies have taken actions to limit available financing and insurance coverage for the development of new coal-fueled power plants and coal producers and utilities that derive a majority of their revenue from thermal coal, which also may adversely impact the future global demand for coal. Increasingly, the actions of such financial institutions and insurance companies are informed by non-standardized “sustainability” scores, ratings and benchmarking studies provided by various organizations that assess corporate governance related to environmental and social matters. Further, there have been efforts in recent years by members of the general financial and investment communities, including investment advisors, sovereign wealth funds, public pension funds, universities and other institutional investors, to divest themselves and to promote the divestment of securities issued by companies involved in the fossil fuel extraction market, or that have low ratings or scores in studies and assessments of the type noted above, including coal producers. These entities also have been pressuring lenders to limit financing available to such companies. These efforts may have adverse consequences, including, but not limited to:

•	restricting the Co-Issuers’ ability to access capital and financial markets in the future;

•	increasing the cost of borrowing;

•	causing a decline in the Co-Issuers’ credit ratings;

•	reducing the availability, and/or increasing the cost of, third-party insurance;

•	increasing the Co-Issuers’ retention of risk through self-insurance;

•	making it more difficult to obtain surety bonds, letters of credit, bank guarantees or other financing; and

•	limiting the Co-Issuers’ flexibility in business development activities such as mergers, acquisitions and divestures.

Diversity in interpretation and application of accounting literature in the mining industry may impact the Co-Issuers’ reported financial results.

The mining industry has limited industry-specific accounting literature and, as a result, the Co-Issuers understands diversity in practice exists in the interpretation and application of accounting literature to mining-specific issues. As diversity in mining industry accounting is addressed, the Co-Issuers may need to restate its reported results if the resulting interpretations differ from its current accounting practices.

Risks Related to Peabody

You should also read and consider risk factors specific to Peabody’s business. These risks are described in Part I, Item 1A of Peabody’s Annual Report on Form 10-K for the year ended December 31, 2019, Part II, Item 1A of Peabody’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020, and September 30, 2020, and in other documents that are incorporated by reference herein.

The incoming U.S. administration could result in legislative and regulatory proposals that could adversely affect Peabody’s mining operations, cost structure or its customers’ ability to use coal, which could have a material adverse effect on Peabody’s financial condition and results of operations.

President-elect Biden’s proposed climate plan includes rejoining the Paris climate agreement, as well as a target of achieving carbon-free electricity generation in the U.S. by 2035 and net zero greenhouse gas emissions economy wide by 2050. The plan calls for establishment of a technology-neutral Energy Efficiency and Clean Electricity Standards, accompanied by clean energy tax credits and other incentives for utilities and grid operators to generate electricity with renewable energy. Depending upon what legislative and regulatory proposals in pursuit of these targets come into effect, there could be increased pressure on U.S. utilities and power generators to reduce greenhouse gas emissions, resulting in a further acceleration in the decline in demand for thermal coal in the U.S. In addition, the Biden administration could attempt to unwind a number of regulatory rollbacks enacted or proposed by the Trump administration, including, among others, the Affordable Clean Energy Rule, the Navigable Waters Protection Rule, the proposed rule for the disposal of coal combustion residuals, and the National Environmental Policy Act overhaul, or otherwise impose and enforce more stringent permitting or other requirements, including those relating to reclamation, water quality, water availability and other environmental matters. New more stringent legislation or changes in administrative regulations related to the protection of the environment, health and safety or the reduction of greenhouse gas emissions, as well as changes in the interpretation and enforcement of such laws and regulations, may require Peabody or its customers to change operations significantly or incur increased costs, which may adversely affect Peabody’s mining operations, cost structure or its customers’ ability to use coal. Such changes could have a material adverse effect on Peabody’s financial condition and results of operations.

PEABODY CAPITALIZATION

The following table sets forth Peabody’s consolidated cash and cash equivalents and capitalization as of September 30, 2020 on (i) an actual basis and (ii) an as adjusted basis to give effect to (x) the consummation of the Recapitalization Transactions, including the consummation of the Exchange Offer (assuming that all Existing Notes are validly tendered, accepted and exchanged in the Exchange Offer as described above under “Description of the Exchange Offer and Consent Solicitation”) and (y) the Repurchase. The table is provided for illustrative purposes only and is based on available information and assumptions that Peabody believes are reasonable. It does not reflect certain potential accounting impacts that may result from the foregoing, including gains or losses related to the extinguishment, embedded derivatives or modification of debt or the disposition of existing debt issuance costs.

You should read this table in conjunction with the section entitled “Summary—The Recapitalization Transactions,” “Summary—Repurchase of New Peabody Notes” and Peabody’s consolidated financial statements, the related notes and other financial information contained in Peabody’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are incorporated by reference in this Offering Memorandum, as well as the other financial information incorporated by reference in this Offering Memorandum.

	As of September 30, 2020
	Actual	As Adjusted
	(in millions, unaudited)
Cash and cash equivalents(1)	$814.6	$714.6

Debt:
Amended and Restated Securitization Facility(2)	60.0	60.0
Revolving Credit Facility(3)	230.0	—
Senior Secured Term Loan due 2025, net of OID	389.2	389.2
6.000% Senior Secured Notes due 2022(4)	459.0	—
6.375% Senior Secured Notes due 2025	500.0	500.0
New Peabody Notes offered hereby(4)	—	233.1
New Co-Issuer Notes offered hereby(4)	—	194.0
New Co-Issuer Term Loans(5)	—	206.0
Finance lease	8.0	8.0

Total debt	1,646.2	1,590.3
Stockholders’ equity:
Preferred stock	—	—
Series common stock	—	—
Common stock	1.4	1.4
Additional paid-in capital	3,361.0	3,361.0
Treasury stock	(1,368.9)	(1,368.9)
(Accumulated deficit) retained earnings	(1,144.1)	(1,144.1)
Accumulated other comprehensive income	201.3	201.3

Peabody Energy Corporation stockholders’ equity	1,050.7	1,050.7
Non-controlling interests	50.1	50.1

Total stockholders’ equity	1,100.8	1,100.8

Total capitalization	$2,747.0	$2,691.1

(1)

As Adjusted accounts for cash payments of $100.0 million comprised of (i) $38.0 million for fees and expenses, including the Early Tender Premium, related to the Exchange Offer and payable by Peabody, (ii) $18.0 million for the Repurchase, (iii) $14.0 million repayment of outstanding borrowings under the Revolving Credit Facility (as defined below) during November 2020 in connection with the maturity of $25 million of commitments,, (iv) $10.0 million for the prepayments of the Revolving Credit Facility contemplated on the Settlement Date, (v) $9.4 million for the Pro Rata Payment and (vi) approximately $10.6 million of accrued and unpaid interest due on the Existing Notes from September 30, 2020, the last interest payment date for the Existing Notes, and accrued and unpaid interest due on the Revolving Credit Facility to be paid on the Settlement Date.

(2)

At September 30, 2020, Peabody had $60.0 million in outstanding borrowings and $3.4 million of letters of credit provided under its accounts receivable securitization program. The letters of credit were primarily in support of portions of Peabody’s obligations for property and casualty insurance. Peabody had no collateral posted under the program at September 30, 2020.

(3)

As of September 30, 2020, Peabody had $230.0 million of outstanding borrowings under its Revolving Credit Facility. As of September 30, 2020, Peabody had also utilized its Revolving Credit Facility for letters of credit amounting to $329.9 million, which were primarily in support of its reclamation obligations. Upon the consummation of the Exchange Offer, the Revolving Credit Facility will be terminated, and existing letters of credit will be transferred to the Peabody L/C Agreement.

(4)	Assumes the entire principal amount of Existing Notes is exchanged in the Exchange Offer and the consummation of the Repurchase.
(5)

Assumes the exchange of the Revolving Credit Facility for the New Co-Issuer Term Loans after giving effect to (i) $14.0 million repayment of outstanding borrowings under Revolving Credit Facility during November 2020 in connection with the maturity of $25 million of commitments and (ii) $10.0 million for the prepayments of the Revolving Credit Facility contemplated on the Settlement Date.

THE CO-ISSUERS’ CAPITALIZATION

The following table sets forth the Co-Issuers’ cash and cash equivalents and capitalization as of September 30, 2020 on (i) an actual basis and (ii) an as adjusted basis to give effect to the consummation of the Recapitalization Transactions, including the consummation of the Exchange Offer (assuming that all Existing Notes are validly tendered, accepted and exchanged in the Exchange Offer as described above under “Description of the Exchange Offer and Consent Solicitation”). The table is provided for illustrative purposes only and is based on available information and assumptions that the Co-Issuers believe are reasonable. It does not reflect certain potential accounting impacts that may result from the foregoing, including embedded derivatives and the treatment for debt issuance costs or related fees.

You should read this table in conjunction with the section entitled “Summary—The Recapitalization Transactions” and the Co-Issuers’ financial statements, the related notes and other financial information included in this Offering Memorandum.

	As of September 30, 2020
	Actual	As Adjusted
	(in millions of U.S. dollars, unaudited)
Cash and cash equivalents	$68.5	$68.5

Debt:
New Co-Issuer Notes offered hereby(1)	—	194.0
New Co-Issuer Term Loans(2)	—	206.0

Total debt	—	400.0
Stockholders’ equity:
Contributed equity	—	—
Additional paid-in-capital(3)	870.4	470.4
Accumulated losses	(417.4)	(417.4)

Capital attributable to owners of Wilpinjong	453.0	53.0
Non-controlling interests	—	—

Total stockholders’ equity	453.0	53.0

Total capitalization	$453.0	$453.0

(1)	Assumes the entire principal amount of Existing Notes is exchanged in the Exchange Offer.
(2)

Assumes the exchange of the Revolving Credit Facility for the New Co-Issuer Term Loans after giving effect to (i) $14.0 million repayment of outstanding borrowings under the Revolving Credit Facility during November 2020 in connection with the maturity of $25 million of commitments and (ii) $10.0 million for the prepayments of the Revolving Credit Facility contemplated on the Exchange Date.

(3)	Reflects the impact of consummating the Recapitalization Transactions and the Exchange Offer.

THE CO-ISSUERS’ UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following presents selected unaudited pro forma financial data of the Co-Issuers after giving effect to the Recapitalization Transactions and the Exchange Offer as if they had been completed as of January 1, 2019. The Co-Issuers did not have any material assets or operations prior to the Reorganization; as such, historical financial data for the Co-Issuers is comprised of Wilpinjong’s historical financial statements. The unaudited pro forma financial data (i) as of December 31, 2019 and for the fiscal year then ended and (ii) as of September 30, 2020 and for the nine month period then ended was derived from Wilpinjong’s unaudited pro forma financial data included in this Offering Memorandum. The unaudited pro forma financial data is not necessarily indicative of operating results and financial position that would have been achieved had the Recapitalization Transactions and the Exchange Offer been completed as of January 1, 2019 and does not intend to project the Co-Issuers’ future financial results after the Recapitalization Transaction and the Exchange Offer. The unaudited pro forma financial information should be read together with Wilpinjong’s historical financial statements included in this Offering Memorandum.

The unaudited pro forma financial information for the twelve-month period ended September 30, 2020 in the following table is presented for informational purposes only. Such twelve-month period is not a financial reporting period in accordance with GAAP or IFRS and should not be considered in isolation from or as a substitute for Wilpinjong’s historical financial statements. The results of operations information for such twelve-month period is derived by subtracting Wilpinjong’s results of operations information for the nine months ended September 30, 2019 from Wilpinjong’s statements of operations information for the year ended December 31, 2019 and adding Wilpinjong’s results of operations information for the nine months ended September 30, 2020.

The historical financial data of Wilpinjong was prepared in accordance with IFRS. However, the information presented in the following table includes certain reclassifications to present the data in accordance with GAAP. The pro forma presentation in the following tables is in accordance with GAAP.

The following unaudited pro forma financial data of the Co-Issuers is provided for illustrative purposes only and is based on available information and assumptions that management believes are reasonable. It does not reflect certain potential accounting impacts that may result from the foregoing, including embedded derivatives. It does not purport to represent what the Co-Issuers’ actual results of operations or financial position would have been had the Recapitalization Transactions and the Exchange Offer occurred on the dates indicated.

Unaudited Pro Forma Financial Data as of and for the Twelve Months Ended September 30, 2020

	As Reported in IFRS Last Twelve Months Ended September 30, 2020	IFRS to GAAP Adjustments(1)		Foreign Currency Conversion(2)	Total Recapitalization Transaction Adjustments		Pro Forma Last Twelve Months Ended September 30, 2020
	Australian dollars	Australian dollars		U.S. dollars	U.S. dollars		U.S. dollars
	(in millions)
Revenues	$632.0	$—		$(204.8)	$—		$427.2
Costs and expenses
Operating costs and expenses (exclusive of items shown separately below)	420.1	5.1	(a)	(104.6)	(42.4)	(3), (4)	278.2
Depreciation, depletion and amortization	49.1	39.2	(a), (b)	(21.9)	—		66.4
Asset retirement obligation expenses	—	3.0	(c)	—	—		3.0
Selling and administrative expenses	1.2	—		(0.4)	—		0.8

Operating profit	161.6	(47.3)		(77.9)	42.4		78.8
Interest expense	3.7	564.3	(a), (c), (d)	(150.9)	(369.2)	(5), (6)	47.9

Income from continuing operations before income taxes	157.9	(611.6)		73.0	411.6		30.9
Income tax provision	46.4	(11.2)	(e)	(6.6)	(10.8)	(7), (8)	17.8

Income from continuing operations, net of income taxes	$111.5	$(600.4)		$79.6	$422.4		$13.1

Other Data:
Tons produced	14.4	—		—	—		14.4
Tons sold	14.1	—		—	—		14.1
Adjusted EBITDA							$148.2
Balance Sheet Data (at period end):
Total assets	$591.9	$161.6		$(166.3)	$—		$587.2
Total long-term debt (including finance leases)	—	—		—	400.0	(9)	400.0
Total stockholders’ equity	417.8	189.4		(154.2)	(400.1)	(9)	52.9

Unaudited Pro Forma Financial Data for the Year Ended December 31, 2019

	As Reported in IFRS Year Ended December 31, 2019	IFRS to GAAP Adjustments(1)		Foreign Currency Conversion(2)	Total Recapitalization Transaction Adjustments		Pro Forma Year Ended December 31, 2019
	Australian dollars	Australian dollars		U.S. dollars	U.S. dollars		U.S. dollars
	(in millions)
Revenues	$755.4	$—		$(230.9)	$—		$524.5
Costs and expenses
Operating costs and expenses (exclusive of items shown separately below)	473.3	7.8	(a)	(148.4)	2.5	(3)	335.2
Depreciation, depletion and amortization	47.6	39.9	(a), (b)	(20.9)	—		66.6
Asset retirement obligation expenses	—	1.2	(c)	—	—		1.2
Selling and administrative expenses	1.4	—		(0.4)	—		1.0

Operating profit	233.1	(48.9)		(61.2)	(2.5)		120.5
Interest expense	4.0	(1.6)	(a), (c)	(1.0)	47.5	(6)	48.9

Income from continuing operations before income taxes	229.1	(47.3)		(60.2)	(50.0)		71.6
Income tax provision	65.8	(10.6)	(e)	(17.3)	(10.0)	(7), (8)	27.9

Income from continuing operations, net of income taxes	$163.3	$(36.7)		$(42.9)	$(40.0)		$43.7

Unaudited Pro Forma Financial Data as of and for the Nine Months Ended September 30, 2020

	As Reported in IFRS Nine Months Ended September 30, 2020	IFRS to GAAP Adjustments(1)		Foreign Currency Conversion(2)	Total Recapitalization Transaction Adjustments		Pro Forma Nine Months Ended September 30, 2020
	Australian dollars	Australian dollars		U.S. dollars	U.S. dollars		U.S. dollars
	(in millions)
Revenues	$442.2	$—		$(144.9)	$—		$297.3
Costs and expenses
Operating costs and expenses (exclusive of items shown separately below)	300.4	2.9	(a)	(78.5)	(24.1)	(3), (4)	200.7
Depreciation, depletion and amortization	37.0	28.0	(a), (b)	(16.2)	—		48.8
Asset retirement obligation expenses	—	1.9	(c)	—	—		1.9
Selling and administrative expenses	0.9	—		(0.3)	—		0.6

Operating profit	103.9	(32.8)		(49.9)	24.1		45.3
Interest expense	2.7	565.7	(a), (c), (d)	(150.7)	(381.1)	(5), (6)	36.6

Income from continuing operations before income taxes	101.2	(598.5)		100.8	405.2		8.7
Income tax provision	31.5	(9.9)	(e)	(5.2)	(8.1)	(7), (8)	8.3

Income from continuing operations, net of income taxes	$69.7	$(588.6)		$106.0	$413.3		$0.4

Other Data:
Tons produced	10.4	—		—	—		10.4
Tons sold	10.2	—		—	—		10.2
Balance Sheet Data (at period end):
Total assets	$591.9	$161.6		$(166.3)	$—		$587.2
Total long-term debt (including finance leases)	—	—		—	400.0	(9)	400.0
Total stockholders’ equity	417.8	189.4		(154.2)	(400.1)	(9)	52.9

Notes to the Co-Issuers’ Unaudited Pro Forma Financial Information

(1)	Wilpinjong’s historical financial statements were prepared under IFRS. These adjustments illustrate the changes needed to convert the historical information to GAAP. Such adjustments include:

a.

Under IFRS, all on balance sheet leases are classified as finance leases. Under GAAP, a portion of finance leases are recharacterized as operating leases which results in changes to the timing of when expense is recognized and requires expenses to be shown in operating costs, instead of interest expense and depreciation expense as required under IFRS.

b.

In Wilpinjong’s historical financial statements, the historical costs of certain property, plant and equipment differs from the historical costs under GAAP due to the application of Fresh Start Accounting that was applied under GAAP upon Peabody’s emergence from Chapter 11 in April 2017. These differences resulted in incremental depreciation and depletion expense.

c.

In Wilpinjong’s historical financial statements, accretion of asset retirement obligation liabilities is included in interest expense. Such items have been reclassified to asset retirement obligation expense to conform to GAAP presentation.

d.

Under IFRS, the extinguishment of Wilpinjong’s net intercompany receivable from its affiliates was taken as a direct charge to stockholders equity while GAAP requires a charge on the income statement. The related adjustment of A$566.2 million is reflected here to account for the difference between IFRS and GAAP.

e.	This adjustment represents the tax impact of the GAAP to IFRS differences noted above.

(2)

Wilpinjong’s historical financial statements were prepared in Australian dollars. These adjustments illustrate the changes needed to convert the historical information to U.S. dollars. The accounts are remeasured at the average rates in effect during the period, except those expenses related to balance sheet amounts that are remeasured at historical exchange rates.

(3)

These amounts represent the estimated fees in accordance with the Management Services Agreements between the Co-Issuers and the Service Companies, which were entered into in connection with the Reorganization.

(4)

Adjustment to remove the foreign currency impact of the extinguishment of Wilpinjong’s net intercompany receivable from its affiliates, which is assumed to have occurred as of January 1, 2019 for purposes of the pro forma information.

(5)

Adjustment to remove the impacts of the extinguishment of Wilpinjong’s net intercompany receivable from its affiliates, which is assumed to have occurred as of January 1, 2019 for purposes of the pro forma information.

(6)

Adjustment to reflect the estimated interest expense and amortization of the debt issuance costs related to the issuance of the New Co-Issuer Notes, which is assumed to have occurred as of January 1, 2019 for purposes of the pro forma information.

(7)	Reflects the estimated tax impact of the fee associated with the Management Services Agreements.

(8)	Reflects the estimated tax impact of the estimated interest expense and amortization of the debt issuance costs related to the New Co-Issuer Notes.

(9)	These amounts represent the New Co-Issuer Notes and the impact on equity of consummating the Recapitalization Transactions and the Exchange Offer.

INFORMATION REGARDING THE CO-ISSUERS

Business

Geographic Information

The map that follows displays the Co-Issuers’ active mine location and primary ports used for their coal exports as of September 30, 2020.

500,000
1,000,000
1,500,000
7,400,000
6,900,000
6,400,000
N
S
E
W
AUSTRALIA
Mackay
Styx Basin
Rockhampton
Bowen Basin
Coral Sea
Maryborough Basin
Southern Missing Link
Surat Basin
Tarong Basin
Brisbane
Queensland
PACIFIC OCEAN
New South Wales
Great Dividing Range
Gunnedah Basin
Wilpinjong
Port Waratah / Newcastle Infrastructure Group
Newcastle
Sydney Basin
Sydney
Tasman Sea
Victoria
Kilometers
Peabody

The table below summarizes information regarding the operating characteristics of the Co-Issuers’ mine.

Mining Complex	Location	Mine Type	Mining Method	Coal Type	Primary Transport Method	2019 Tons Sold (In millions)
Wilpinjong Mine	New South Wales, Australia	Surface Mine	Dozer/Casting, Truck and Shovel	Thermal/ Steam	Rail, Export Vessel	14.0

Refer to the table under “—Properties—Summary of Coal Production and Assigned Reserves” for additional information regarding coal reserves, product characteristics and production volume associated with the mine.

Coal Supply Agreements

Customers. The Co-Issuers’ coal supply agreements are primarily with related parties and a domestic electricity generator. During the year ended December 31, 2019, the contract with the electricity generator accounted for 57% of the Co Issuers’ sales volume and 29% of its revenue. The contract expires in 2026. The Co-Issuers’ remaining production is primarily sold into the seaborne thermal markets through its affiliates. Industry commercial practice, and Peabody’s typical practice, is to negotiate pricing for seaborne thermal coal contracts on an annual, spot or index basis.

Transportation

Methods of Distribution. The Co-Issuers’ export coal is usually sold at the loading port, with purchasers paying ocean freight. The Co-Issuers usually pay transportation costs from the mine to the port, including any demurrage costs (fees paid to third-party shipping companies for loading time that exceeded the stipulated time).

The Co-Issuers believe they have good relationships with Australian rail carriers and port and barge companies due, in part, to the Co-Issuers’ modern coal-loading facilities and the experience of their transportation coordinators.

Export Facilities. Wilpinjong sold approximately 43%, 46%, 42% and 43% of its tons into the seaborne coal markets for the years ended December 31, 2019 and 2018, and the nine months ended September 30, 2020 and 2019, respectively. The Co-Issuers are reliant on Peabody to provide rail and port capacity. Peabody has generally secured its ability to transport coal in Australia through rail and port contracts and access to two east coast coal export terminals that are primarily funded through take-or-pay arrangements. In New South Wales, the Co-Issuers’ primary ports for exporting thermal coal are at Newcastle, which includes both the Port Waratah Coal Services terminal and the terminal operated by Newcastle Coal Infrastructure Group.

Competition

Demand for coal and the prices that the Co-Issuers will be able to obtain for their coal are highly competitive and influenced by factors beyond their control, including but not limited to global economic conditions; demand for electricity, including the impact of energy efficient products; the cost of electricity generation from coal and alternative forms of generation; the impact of weather on heating and cooling demand; and taxes and environmental regulations. The Co-Issuers’ products compete with producers of other forms of electricity generation, including natural gas, oil, nuclear, hydro, wind, solar and biomass, that provide an alternative to coal use. The use and price of thermal coal is heavily influenced by the availability and relative cost of alternative fuels and the generation of electricity utilizing alternative fuels, with customers focused on securing the lowest cost fuel supply in order to coordinate the most efficient utilization of generating resources in the economic dispatch of the power grid at the most competitive price. Regulatory policies and environmental, social and governance considerations can also have an impact on generation choices and coal consumption.

Internationally, thermal coal competes with alternative forms of electricity generation. The competitiveness and availability of natural gas, oil, nuclear, hydro, wind, solar and biomass varies by country and region. Seaborne thermal coal consumption is also impacted by the competitiveness of delivered seaborne thermal coal supply from key exporting countries such as Indonesia, Australia, Russia, Colombia, the U.S. and South Africa, among others. In addition, seaborne thermal coal import demand can be significantly impacted by the availability of domestic coal production, particularly in the two leading coal import countries, China and India, and the competitiveness of seaborne supply from leading thermal coal exporting countries, including Indonesia, Australia, Russia, Colombia, the U.S. and South Africa, among others.

In addition to alternative fuel source competitors, major international direct coal supply competitors (listed alphabetically) include Anglo American plc, BHP, China Shenhua Energy, Coal India Limited, Drummond Company, Glencore, PT Adaro Energy Tbk, SUEK, Whitehaven Coal Limited and Yancoal Australia Ltd, among others.

Properties

Coal Reserves

The Co-Issuers controlled an estimated 104 million tons of proven and probable coal reserves as of December 31, 2019, all of which are in New South Wales, Australia. (Estimated proven and probable coal reserves have been adjusted to account for estimated process dilutions and losses during mining and processing involved in producing a saleable coal product.) All of the Co-Issuers’ Australian proven and probable coal reserves consist of thermal coal and are comprised of leased properties. All of the Co-Issuers’ reserves are compliance coal (assuming application of the U.S. industry standard definition of compliance coal to all of the Co-Issuers’ reserves). Compliance coal is defined by Phase II of the Clean Air Act (“CAA”) as coal having sulfur dioxide content of 1.2 pounds or less per million Btu. Electricity generators are able to use coal that exceeds these specifications by using emissions reduction technology, using emission allowance credits or blending higher sulfur coal with lower sulfur coal.

Reserves are defined by SEC Industry Guide 7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Proven and probable coal reserves are defined by SEC Industry Guide 7 as follows:

•

Proven (Measured) Reserves — Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

•

Probable (Indicated) Reserves — Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

The Co-Issuers’ estimates of proven and probable coal reserves are established within these guidelines. Estimates within the proven category have the highest degree of assurance, while estimates within the probable category have only a moderate degree of geologic assurance. Further exploration is necessary to place probable reserves into the proven reserve category. The Co-Issuers’ active properties generally have a much higher degree of reliability because of increased drilling density.

The Co-Issuers’ guidelines for geologic assurance surrounding estimated proven and probable Australian coal reserves generally follow the respective industry-accepted practices of that country. In Australia, the

Co-Issuers’ estimated proven coal reserves generally lie within 250 meters of a point of observation, while the Co-Issuers’ estimated probable coal reserves may lie more than 250 meters, but less than 500 meters, from a point of observation. For some of the Co-Issuers’ Australian coal reserves, the distance between points of observation is determined by a geostatistical study.

The preparation of the Co-Issuers’ coal reserve estimates is completed in accordance with the Co-Issuers’ prescribed internal control procedures, which include verification of input data into a coal reserve forecasting and economic evaluation software system, as well as multi-functional management review. The Co-Issuers’ reserve estimates are prepared by their staff of experienced geologists and engineers. The Co-Issuers’ corporate Geological Services group is responsible for tracking changes in reserve estimates, supervising their other geologists and coordinating periodic third-party reviews of their reserve estimates by qualified mining consultants.

The Co-Issuers’ coal reserve estimates are predicated on information obtained from an extensive historical database of drill holes and information obtained from their ongoing drilling program. The Co-Issuers compile data from individual drill holes in a computerized drill-hole database from which the depth, thickness and, where core drilling is used, the quality of the coal is determined. The density of a drill pattern determines whether the related coal reserves will be classified as proven or probable. The Co-Issuers’ coal reserve estimates are then input into their computerized land management system, which overlays that geological data with data on ownership or control of the mineral and surface interests to determine the extent of the Co-Issuers’ attributable coal reserves in a given area. The Co-Issuers’ land management system contains reserve information, including the quantity and quality (where available) of reserves, as well as production data, surface and coal ownership, lease payments and other information relating to the Co-Issuers’ coal reserves and land holdings. The Co-Issuers periodically update their coal reserve estimates to reflect production of coal from those reserves and new drilling or other data received. Accordingly, the Co-Issuers’ coal reserve estimates will change from time to time to reflect the effects of their mining activities, analysis of new engineering and geological data, changes in coal reserve holdings, modification of mining methods and other factors.

The Co-Issuers’ estimate of the economic recoverability of their coal reserves is generally based upon a comparison of unassigned reserves to assigned reserves currently in production in the same geologic setting to determine an estimated mining cost. These estimated mining costs are compared to expected market prices for the quality of coal expected to be mined and take into consideration typical contractual sales agreements for the region and product. Only coal reserves expected to be mined economically are included in the Co-Issuers’ reserve estimates. Finally, the Co-Issuers’ coal reserve estimates consider dilutions and losses during mining and processing for recoverability factors to estimate a saleable product. Factors impacting the Co-Issuers’ assessment include geological conditions, production expectations for certain areas, the effects of regulation and taxes by governmental agencies, future price and operating cost assumptions and adverse changes in market conditions and mine closure activities. The estimates are also impacted by decreases resulting from current year production and increases resulting from information obtained from additional drilling.

The Co-Issuers periodically engage independent mining and geological consultants and consider their input regarding the procedures used by the Co-Issuers to prepare their internal estimates of coal reserves, selected property reserve estimates and tabulation of reserve groups according to standard classifications of reliability. The last audit of the Co-Issuers’ reserves estimates was conducted in 2015, and in coming years the Co-Issuers plan to complete additional audits of their reserve estimates on a cyclical basis.

With respect to the accuracy of the Co-Issuers’ coal reserve estimates, the Co-Issuers’ experience is that recovered reserves are within plus or minus 10% of their proven and probable estimates, on average, and their probable estimates are generally within the same statistical degree of accuracy when the necessary drilling is completed to move reserves from the probable to the proven classification.

The Co-Issuers employ a market-driven, risk adjusted capital allocation process to guide long-term mine planning of active operations and development projects for economically mineable coal. The Co-Issuers refer to this process as Life-of-Mine (“LOM”) planning. The LOM plan projects, among other things, annual quantities and qualities for each coal product. The saleable product mix for a mine may include multiple thermal and metallurgical products with different targeted qualities. The expected volumes for each mine and product, as well as annual pricing forecasts for each product, developed as described below, and related cost forecasts, developed as described below, are then evaluated to determine the economically recoverable coal in the LOM plan.

Pricing

The pricing information used to establish the Co-Issuers’ reserves includes internal, proprietary price forecasts and existing contract economics, on a product-by-product basis. In general, the Co-Issuers’ price forecasts are based on a thorough analytical process utilizing detailed supply and demand models, global economic indicators, projected foreign exchange rates, analyses of price relationships among various commodities, competing fuels analyses, analyses of supplier costs and other variables. Price forecasts, supply and demand models and other key assumptions and analyses are stress tested against independent third-party research not commissioned by the Co-Issuers to confirm the conclusions reached through the Co-Issuers’ analytical processes, and the Co-Issuers’ price forecasts fall within the ranges of the projections included in this third-party research. The development of the analyses, price forecasts, supply and demand models and related assumptions are subject to multiple levels of management review.

Below is a description of some of the specific factors that the Co-Issuers evaluate in developing their price forecasts for thermal coal products on a product-by-product basis. Differences between the assumptions and analyses included in the Co-Issuers price forecasts and realized factors could cause actual pricing to differ from the Co-Issuers’ forecasts.

Several factors can influence thermal coal supply and demand and pricing. Demand is sensitive to total electric power generation volumes, which are determined in part by the impact of weather on heating and cooling demand, inter-fuel competition in the electric power generation mix (such as from natural gas and renewable sources), changes in capacity (additions and retirements), competition from other producers, coal stockpiles and policy and regulations. Supply considerations impacting pricing include reserve positions, mining methods, strip ratios, production costs and capacity and the cost of new supply (greenfield developments or extensions at existing mines).

Internationally, thermal coal-fueled generation competes with alternative forms of electricity generation. The competitiveness and availability of generation fueled by natural gas, oil, nuclear, hydro, wind, solar and biomass vary by country and region and can have a meaningful impact on coal pricing. Policy and regulations, which vary from country to country, can also influence prices. In addition, seaborne thermal coal import demand can be significantly impacted by the availability of domestic coal production, particularly in the two leading coal import countries, China and India, and the competitiveness of seaborne supply from leading thermal coal exporting countries, including Indonesia, Australia, Russia, Colombia, the U.S. and South Africa, among others.

In addition to the factors noted above, the prices which may be obtained at each individual mine or future mine can be impacted by factors such as (i) the mine’s location, which impacts the total delivered energy costs to its customers, (ii) quality characteristics, particularly if they are unique relative to competing mines, (iii) assumed transportation costs and (iv) other mine costs that are contractually passed on to customers in certain commercial relationships.

Costs

The cost estimates the Co-Issuers use to establish their reserves are generally estimated according to internal processes that project future costs based on historical costs and expected trends. The estimated costs normally include mining, processing, transportation, royalty, add-on tax and other mining-related costs. The Co-Issuers’ estimated mining and processing costs reflect projected changes in prices of consumable commodities (mainly diesel fuel, explosives and steel), labor costs, geological and mining conditions, targeted product qualities and other mining-related costs. Estimates for other sales-related costs (mainly transportation, royalty and add-on tax) are based on contractual prices or fixed rates. Specific factors that may impact the cost at the Co-Issuers’ various operations include:

•

Geological settings. The geological characteristics are among the most important factors that determine the mining cost. The Co-Issuers’ geology department conducts the exploration program and provides geological models for the LOM process. Coal seam depth, thickness, dipping angle, partings and quality constrain the available mining methods and size of operations. Shallow coal is typically mined by surface mining methods by which the primary cost is overburden removal.

•	Scale of operations and the equipment sizes. The Co-Issuers’ dragline systems generally have a lower unit cost than truck-and-shovel systems for overburden removal.

•

Commodity prices. The costs of diesel fuel and explosives are major components of the total mining cost. Forecasted commodity prices are used to project those costs in the financial models the Co-Issuers use to establish their reserves.

•

Target product quality. By targeting a premium quality product, the Co-Issuers’ mining and processing processes may experience more coal losses. By lowering product quality the coal losses can be minimized and therefore a lower cost per ton can be achieved. In the Co-Issuers’ mine plans, the product qualities are estimated to correspond to existing contracts and forecasted market demands.

•	Transportation costs. The estimated costs for the Co-Issuers’ seaborne operations include rail and barge transportation and related fees at ports.

•

Royalty costs. The Co-Issuers’ royalty costs are based upon contractual agreements for the coal leased from governments. Estimated add-on taxes and other sales-related costs are determined according to government regulations or historical costs.

•

Exchange rates. Costs related to the Co-Issuers’ production are predominantly denominated in Australian dollars, while the coal it sells into the seaborne export markets is sold in U.S. dollars. As a result, Australian/U.S. dollar exchange rates impact the U.S. dollar cost of Australian production.

Based on the Co-Issuers’ product-by-product evaluations of the estimated prices for their coal, and the costs and expenses of mining and selling their coal, the Co-Issuers have concluded their reserves were economically recoverable as of December 31, 2019.

Mining and exploration in Australia is generally carried out under leases or licenses granted by state governments. Mining leases are typically for an initial term of up to 21 years (but which may be renewed) and contain conditions relating to such matters as minimum annual expenditures, restoration and rehabilitation. Royalties are paid to the state government as a percentage of the sales price. Generally, landowners do not own the mineral rights or have the ability to grant rights to mine those minerals. These rights are retained by state governments. Compensation is payable to landowners for loss of access to the land or other compensable losses, and the amount of compensation can be determined by agreement or court process. Surface rights are typically acquired directly from landowners through agreement or court determination, subject to some exceptions.

Consistent with industry practice, the Co-Issuers conduct only limited investigation of title to their coal properties prior to leasing. Title to lands and reserves of the lessors or grantors and the boundaries of their leased properties are not completely verified until the Co-Issuers prepare to mine those reserves.

The following charts provide a summary of production for the years ended December 31, 2019, 2018 and 2017, tonnage of coal reserves that are assigned to the Co-Issuers’ active operating mine, the Co-Issuers’ property interest in those reserves and other characteristics of the facilities.

Summary of Coal Production and Assigned Reserves(1)

(Tons in millions)

Mining Complex	Coal Seam Location	Type of Coal	Reserve Control	Mining Method	Production		As of December 31, 2019
					Year Ended December 31,		Interest	Assigned	Proven	Probable	Sulfur Content(2)	As Received Btu per pound(3)	Modifying Factors(4)
					2019	2018					<1.2 lbs. Sulfur Dioxide per Million Btu		ROM Factor	Yield
Wilpinjong Mine	New South Wales	Thermal	Leased	Surface	14.1	14.1	100%	104	102	2	104	10,000	104%	90%

(1)

Assigned reserves represent recoverable coal reserves that are controlled and accessible at active operations as of December 31, 2019. Unassigned reserves represent coal at currently non-producing locations that would require significant new mine development, mining equipment or plant facilities before operations could begin on the property. As of December 31, 2019, all tons for the Wilpinjong Mine were assigned.

(2)

Compliance coal is defined by Phase II of the CAA as coal having sulfur dioxide content of 1.2 pounds or less per million Btu. Non-compliance coal is defined as coal having sulfur dioxide content in excess of this standard. Electricity generators are able to use coal that exceeds these specifications by using emissions reduction technology, using emission allowance credits or blending higher sulfur coal with lower sulfur coal.

(3)

As-received Btu per pound includes the weight of moisture in the coal on an as-sold basis. The range of variability of the moisture content in coal across a given region may affect the actual shipped Btu content of current production from assigned reserves.

(4)

The modifying factors reflect the assumptions which are utilized to convert coal quantities and qualities as in ground to run of mine (“ROM”) coal after mining, and eventually to saleable product coal after processing. Coal reserves are reported as an estimation of the final saleable quantity, which takes into account any losses and dilutions during mining and processing. The Co-Issuers generally keep track of coal reserves through in place coal, ROM coal and product coal. The ROM factor represents the estimated ROM coal in relation to the coal in place with considerations of coal losses and dilutions during mining processes. The yield is the ratio of estimated saleable product coal over ROM coal tons with mainly processing loss considered.

Management and Board of Directors of the Co-Issuers

Set forth below are the names, ages and positions of the Co-Issuers’ directors and executive officers.

Name	Age(1)	Position(1)
Robert F. Bruer	47	President and Director
James A. Tichenor	52	Treasurer and Director
Eric R. Waller	41	Secretary

(1)	As of November 30, 2020.

Directors and Executive Officers

Robert F. Bruer, President and Director	Robert Bruer has served as President and Director of each of PIC AU Holdings LLC and PIC AU Holdings Corporation since July 2020. He also currently serves as Vice President of Tax for Peabody, which position he has held since 2014. In these roles, he has responsibility for the overall management of global income tax compliance, planning, accounting and audit functions. He plays a significant role in the company’s merger, acquisition, divestiture and other business development activities particularly in the areas of structuring and overall tax planning related to such transactions. Since joining Peabody in 2002, prior to his current position, Mr. Bruer has held various positions with increasing responsibility in tax, including Director—Tax Compliance & Reporting. Prior to joining Peabody, Robert worked as a Certified Public Accountant for KPMG, with experience in various tax roles in public accounting over the course of five years. He holds a Masters in Accountancy and a Bachelor of Science in Accounting from Truman State University and is a Certified Public Accountant.

James A. Tichenor, Treasurer and Director	James Tichenor has served as Treasurer and Director of each of PIC AU Holdings LLC and PIC AU Holdings Corporation since July 2020. He also currently serves as Vice President & Treasurer of Peabody, which position he has held since July 2012. Mr. Tichenor serves on the Retirement, Disclosure, and Investment Committees at Peabody. Prior to joining Peabody in 2012, he served in various finance roles of increasing responsibility at Monsanto Company, a global seed and chemical company, and its spun-off company, Solutia Inc., for a total of 20 years in various finance roles of increasing responsibility with a final position of Vice President & Treasurer. Mr. Tichenor holds a Master of Business Administration degree from Washington University and a Bachelor of Science degree in finance from Truman State University. He is also a Certified Management Accountant and a Certified Treasury Professional.

Eric R. Waller, Secretary	Eric Waller has served as Secretary of each of PIC AU Holdings LLC and PIC AU Holdings Corporation since July 2020. He also currently serves as Vice President & Deputy General Counsel—Governance, Securities, Corporate, & Finance of Peabody, which position he has held since September 2018. Prior to joining Peabody, he served as the Vice President, General Counsel, and Secretary of Armstrong Energy, Inc., a midwestern U.S. coal producer and marketer, from December 2015 to March 2018. Prior to this role, he was Senior Counsel for Columbia Pipeline Group from April 2015 to December 2015 and previously held various in-house counsel roles with Patriot Coal Corporation from November 2007 to April 2015. Prior to his in-house counsel positions, Mr. Waller was an attorney with Steptoe & Johnson PLLC. Mr. Waller is a licensed attorney, and holds a Bachelor of Science in Business Administration (Finance) and a Doctor of Jurisprudence, both from West Virginia University.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE CO-ISSUERS

Overview

In 2019, the Co-Issuers produced and sold 14.1 million and 14.0 million tons of coal, respectively, from their mining operation.

The business of the Co-Issuers includes the export and domestic markets. Generally, revenues from individual countries vary year by year based on electricity demand, the strength of the global economy, governmental policies and several other factors, including those specific to each country.

The Co-Issuers’ operations consist of a mine in New South Wales, Australia. That mine utilizes surface extraction processes to mine low-sulfur, high Btu thermal coal.

The financial information in this Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Co-Issuers section was derived from the historical U.S. GAAP results of Wilpinjong and is presented in U.S. dollars unless otherwise noted.

Going Concern

At September 30, 2020, the Co-Issuers had a net current asset position of $90.0 million, a net asset position of $453.0 million, and available liquidity of approximately $69.0 million comprised primarily of cash on hand.

In considering the Co-Issuers’ ability to continue as a going concern, management assessed their access to capital. The Co-Issuers continue to have access to cash reserves through their own bank account and Peabody’s central treasury function.

Access to funding through the Peabody central treasury function and continued access to the Co-Issuers’ existing cash reserves relies on the good financial standing of Peabody. In considering the financial standing of Peabody, it is probable, as of December 31, 2020, if Peabody does not successfully take mitigation actions, it will be noncompliant with particular restrictions and covenants under certain of its debt agreements. Such noncompliance with these particular restrictions and covenants would constitute a default or cross default under certain of Peabody’s debt agreements, at which time the lenders could elect to accelerate the maturity of the related indebtedness or exercise other rights and remedies under the debt agreements. This risk of noncompliance, accompanied by recent negative financial performance and market trends, as well as substantial collateral demands from its surety bond providers, raise questions about whether Peabody will meet its obligations as they become due within one year from the date of the Offering Memorandum and its ability to continue as a going concern.

Management believes that the successful consummation of the Recapitalization Transactions, as described in this Offering Memorandum, will allow the Co-Issuers to continue as a going concern and to realize their assets and extinguish their liabilities in the ordinary course of business.

Results of Operations

Summary

The Co-Issuers’ revenues for the year ended December 31, 2019 and the nine months ended September 30, 2020 decreased compared to the same prior year periods ($169.9 million and $97.7 million, respectively) due to lower realized prices and unfavorable mix variances.

Results from continuing operations, net of income taxes decreased for the year ended December 31, 2019 compared to the same prior year period ($111.4 million) due to the unfavorable revenue variance described above, partially offset by lower operating costs and expenses ($41.4 million) and a decrease in income tax provision ($15.4 million).

Results from continuing operations, net of income taxes decreased for the nine months ended September 30, 2020 compared to the same prior year period ($502.9 million) primarily due to the impact of intercompany debt forgiveness ($416.7 million) and the unfavorable revenue variance described above. These unfavorable variances were partially offset by lower operating costs and expenses ($12.6 million).

Tons Sold, Revenues and Adjusted EBITDA

The following table presents tons sold, revenues, and Adjusted EBITDA for the Wilpinjong Mine:

	Year Ended December 31,		Increase (Decrease)		Nine Months Ended September 30,		Increase (Decrease)
	2019	2018	Tons/$	%	2020	2019	Tons/$	%
	(Amounts in millions)				(Amounts in millions)
Tons sold	14.0	13.9	0.1	1%	10.2	10.1	0.1	1%
Revenues	$524.5	$694.4	$(169.9)	-24%	$297.3	$395.0	$(97.7)	-25%
Adjusted EBITDA(1)	195.5	308.4	(112.9)	-37%	92.2	146.9	(54.7)	-37%

(1)

This is a financial measure not recognized in accordance with GAAP. Refer to the “Reconciliation of Non-GAAP Financial Measures” section below for definitions and reconciliations to the most comparable measures under GAAP.

Revenues: The decrease in revenues for the year ended December 31, 2019 compared to the prior year was driven by unfavorable realized coal pricing ($85.0 million) and unfavorable mix variances ($84.9 million). The decrease in revenues for the nine months ended September 30, 2020 compared to the prior year was driven by unfavorable realized coal pricing ($85.5 million) and unfavorable mix variances ($12.2 million).

Adjusted EBITDA. Adjusted EBITDA decreased during the year ended December 31, 2019 compared to the prior year as a result of lower realized net coal pricing ($76.0 million), higher equipment maintenance costs ($30.9 million) and the unfavorable impact of mix variances ($17.0 million). Adjusted EBITDA decreased during the nine months ended September 30, 2020 compared to the prior year as a result of lower realized net coal pricing ($75.6 million), partially offset by lower costs for leases, materials, services and repairs ($12.3 million).

Income (Loss) from Continuing Operations, Net of Income Taxes

The following table presents income (loss) from continuing operations, net of income taxes for the Wilpinjong Mine:

	Year Ended December 31,		(Decrease) Increase to Income		Nine Months Ended September 30,		(Decrease) Increase to Income
	2019	2018	Tons/$	%	2020	2019	Tons/$	%
	(Amounts in millions)				(Amounts in millions)
Adjusted EBITDA(1)	$195.5	$308.4	$(112.9)	-37%	$92.2	$146.9	$(54.7)	-37%
Depreciation, depletion and amortization	(66.6)	(66.8)	0.2	0%	(48.8)	(49.0)	0.2	0%
Asset retirement obligation expenses	(1.2)	(1.1)	(0.1)	-9%	(1.9)	(0.9)	(1.0)	-111%
Interest expense	(1.4)	(2.4)	1.0	42%	(417.7)	(1.2)	(416.5)	-34,708%
Management overhead charges	(4.6)	(6.0)	1.4	23%	(2.4)	(3.4)	1.0	29%
Foreign exchange gain (loss)	0.4	17.4	(17.0)	-98%	(18.0)	13.6	(31.6)	-232%
Other	(0.5)	(1.1)	0.6	55%	0.1	(0.3)	0.4	133%
Income tax provision	(37.9)	(53.3)	15.4	29%	(21.6)	(20.9)	(0.7)	-3%

Income (loss) from continuing operations, net of income taxes	$83.7	$195.1	$(111.4)	-57%	$(418.1)	$84.8	$(502.9)	-593%

(1)

This is a financial measure not recognized in accordance with GAAP. Refer to the “Reconciliation of Non-GAAP Financial Measures” section below for definitions and reconciliations to the most comparable measures under GAAP.

Interest expense: In August of 2020, Wilpinjong recorded a loss on the extinguishment of its net intercompany receivable from its affiliates in contemplation of the Recapitalization Transactions.

Foreign exchange gain (loss): Foreign currency gains and losses were due to changes in the exchange rates during the current period in comparison to the prior year period. During the year ended December 31, 2019 the rate change was a decrease of $0.0052 versus a decrease of $0.0742 during the year ended December 31, 2018. During the nine months ended September 30, 2020 the rate change was an increase of $0.0102 versus a decrease of $0.0309 during the nine months ended September 30, 2019.

Income tax provision: The decrease in the income tax provision during the year ended December 31, 2019 compared to the prior year period was primarily due to the decrease in taxable income, partially offset by an increase in the provision related to the remeasurement of foreign income tax accounts.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA is defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing the mine’s operating performance, as displayed in the reconciliations below.

	Year Ended December 31,		Nine Months Ended September 30,
	2019	2018	2020	2019
	(Dollars in millions)
Income (loss) from continuing operations, net of income taxes	$83.7	$195.1	$(418.1)	$84.8
Depreciation, depletion and amortization	66.6	66.8	48.8	49.0
Asset retirement obligation expenses	1.2	1.1	1.9	0.9
Interest expense	1.4	2.4	417.7	1.2
Management overhead charges	4.6	6.0	2.4	3.4
Foreign exchange (gain) loss	(0.4)	(17.4)	18.0	(13.6)
Other	0.5	1.1	(0.1)	0.3
Income tax provision	37.9	53.3	21.6	20.9

Adjusted EBITDA	$195.5	$308.4	$92.2	$146.9

Outlook

As part of their normal planning and forecasting process, the Co-Issuers utilize a broad approach to develop macroeconomic assumptions for key variables, including country-level gross domestic product, industrial production, fixed asset investment and third-party inputs, driving detailed supply and demand projections for key demand centers for coal and electricity generation. Supply models and cost curves concentrate on major supply regions/countries that impact the regions in which the Co-Issuers operate.

The Co-Issuers’ estimates involve risks and uncertainties and are subject to change based on various factors as described more fully in the “Disclosure Regarding Forward-Looking Statements” section contained within this document.

The Co-Issuers’ near-term outlook is intended to coincide with the next 12 to 24 months, with subsequent periods addressed in their long-term outlook. The Co-Issuers are continuing to monitor the rapidly evolving COVID-19 pandemic and any impacts related to both their near-term and long-term outlook.

Near-Term Outlook

While timing of recovery varies across countries and sectors, the global economy is showing improvement in industrial production. However, seaborne coal pricing remains muted and below pre-pandemic levels and rising COVID-19 cases worldwide continue to pose a threat to commodity pricing.

Within seaborne thermal, weak demand continues to pressure prices. During the nine months ended September 30, 2020, India imports have declined 24 million tonnes due to existing stockpiles and higher domestic production, and China imports are down 9 million tonnes from the corresponding prior year period. Countries comprising the Association of Southeast Asian Nations (“ASEAN”) are the only major importing regions showing sizable year-over-year growth, with imports up 9 million tonnes year-to-date through September 30, 2020.

Long-Term Outlook

Current projections indicate a slow seaborne market recovery over the next 12 months. Future demand will be impacted by economic conditions and public policy related to the COVID-19 pandemic in key demand centers. Further, the Co-Issuers believe coal demand and use will be adversely impacted by the policy decisions of various governments, regulatory bodies, financial institutions and others with respect to concerns over the environmental and social impacts of coal combustion.

Seaborne Fundamentals. The Co-Issuers expect ASEAN countries and India to be drivers for seaborne coal demand growth due to increased electrification and economic gains. This growth is anticipated to more than offset declines from developed economies, including the U.S. and Europe. Seaborne thermal coal will continue to be sourced primarily from seaborne exporters Indonesia and Australia, along with Russia, Colombia, South Africa and the U.S., among others.

Liquidity and Capital Resources

The Co-Issuer’s primarily source of cash is proceeds from the sale of coal to its Peabody affiliates and unrelated customers. The primary uses of cash include cash costs of coal production, capital expenditures, royalty payments, lease payments, and other expenses.

Historically, excess cash produced by the Co-Issuers was provided to its parent entities to fund its obligations and capital requirements.

Capital Requirements

For 2020, the Co-Issuers are targeting capital expenditures of approximately $21 million, which includes approximately $17 million for ongoing extension projects and approximately $4 million in sustaining capital.

Financial Assurances

Australian laws require the Co-Issuers to provide financial assurances related to requirements to reclaim lands used for mining and to satisfy other miscellaneous obligations. The primary methods the Co-Issuers use to meet those obligations are to provide a third-party surety bond or provide a letter of credit, which may be provided by Peabody. As of September 30, 2020, the Co-Issuers indirectly had approximately $38 million of outstanding surety bonds to provide required financial assurances for post-mining reclamation, and approximately $59 million of surety bonds for other obligations and performance guarantees.

Quantitative and Qualitative Disclosures About Market Risk

Commodity Price Risk

The Co-Issuers estimate 2021 thermal coal sales volumes of 13.6 million tons, comprised of thermal export volume of 5.9 million tons and domestic volume of 7.7 million tons. The domestic volume is sold to a single unrelated customer under a long-term coal supply agreement which expires in 2026. The agreement mitigates a portion of the Co-Issuers’ commodity price risk.

DESCRIPTION OF PEABODY’S OTHER INDEBTEDNESS

Existing Credit Facilities

Peabody currently is party to the Peabody Credit Agreement with JPMorgan Chase Bank, N.A., acting as the administrative agent (as successor to Goldman Sachs Bank USA in its capacity as administrative agent), and other lenders party thereto, which includes a $400.0 million first lien senior secured term loan B facility (the “Term Loan B Facility”) and a $540.0 million revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan B Facility, the “Existing Credit Facilities”). As of September 30, 2020, Peabody had $230.0 million of borrowings outstanding under the Revolving Credit Facility. The Peabody Credit Agreement was entered into on April 3, 2017.

The loans under Peabody’s Term Loan B Facility mature on March 31, 2025. Loans under Peabody’s Revolving Credit Facility mature, and the related commitments will expire, on September 17, 2023. The obligations of Peabody under the Existing Credit Facilities are guaranteed by substantially all of its material domestic restricted subsidiaries and are secured by a lien on substantially all of the assets of Peabody and the Existing Notes Guarantors, subject to certain exceptions.

All amounts outstanding under the Term Loan B Facility bear interest, at the borrower’s option, as follows: (A) at the Base Rate plus 1.75%; or (B) at the Eurocurrency Rate plus 2.75%. All amounts outstanding under the Revolving Credit Facility bear interest, at the borrower’s option, as follows: (A) at the Base Rate plus 2.25%; or (B) at the Eurocurrency Rate plus 3.25%. The terms “Base Rate” and “Eurocurrency Rate” have meanings customary for financings of this type. In no event can Base Rate be less than the sum of (i) the one-month Eurocurrency Rate (after giving effect to any Eurocurrency Rate “floor”) plus (ii) the difference between the applicable stated margin for Eurocurrency Rate loans and the applicable stated margin for Base Rate loans.

The Term Loan B Facility is subject to quarterly amortization of 0.25%, with the final payment of all amounts outstanding (including accrued interest) being due on the maturity date. The Term Loan B Facility principal is voluntarily prepayable at any time without premium or penalty. The Term Loan B Facility requires mandatory principal prepayments in certain circumstances, including prepayments from, without limitation, excess cash flows and excess proceeds from sales of Peabody’s assets, in each case subject to certain thresholds and exceptions.

Under the Peabody Credit Agreement, the borrower is subject to a 2.00:1.00 first lien leverage ratio requirement, modified to limit unrestricted cash netting to $800.0 million. Capacity under the Revolving Credit Facility may be utilized for letters of credit. Unused capacity under the revolver bears a commitment fee of 0.4% per annum.

The Existing Credit Facilities impose certain restrictions on Peabody that are customary for a transaction of this type, including, without limitation and subject to certain exceptions, restrictions on Peabody’s ability to: incur liens, incur debt, make investments (including acquisitions), engage in fundamental changes such as mergers and dissolutions, dispose of assets, make restricted payments, change the nature of its business, enter into transactions with affiliates, enter into agreements that restrict its ability to make dividends or distributions and enter into agreements with negative pledge clauses.

As part of the Creditor Transaction Support Agreement, the Revolving Lenders will exchange $216.0 million of their drawn commitments for (i) a ratable share of a $10 million cash paydown for the prepayment of the Revolving Credit Facility and (ii) the New Co-Issuer Term Loans. The New Co-Issuer Term Loans will be secured by the Co-Issuer Collateral. The remaining revolving commitments under the Peabody Credit Agreement will be converted into the Peabody L/C Agreement. See “Summary—The Recapitalization Transactions—The RCF Exchange.”

Amended and Restated Securitization Facility

On April 3, 2017, Peabody entered into the Sixth Amended and Restated Receivables Purchase Agreement, dated as of April 3, 2017 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the

“Receivables Purchase Agreement”), among P&L Receivables Company, LLC (“P&L Receivables”), as the Seller, Peabody, as the Servicer, the sub-servicers party thereto, the various purchasers and purchaser agents party thereto and PNC Bank, National Association (“PNC”), as administrator. The Receivables Purchase Agreement includes certain receivables from Peabody’s Australian operations.

The receivables securitization program (the “Securitization Program”) is subject to certain liquidity requirements and other customary events of default set forth in the Receivables Purchase Agreement. The Securitization Program provides for up to $250.0 million in funding accounted for as a secured borrowing, limited to the availability of eligible receivables, and may be secured by a combination of collateral and the trade receivables underlying the program, from time to time. Funding capacity under the Securitization Program may also be utilized for letters of credit in support of other obligations. During 2019, Peabody entered into an amendment to the Securitization Program to extend its term through April 1, 2022 and reduce program fees.

Under the terms of the Securitization Program, Peabody contributes the trade receivables of its participating subsidiaries on a revolving basis to P&L Receivables, its wholly owned, bankruptcy-remote subsidiary, which then sells the receivables to unaffiliated banks. P&L Receivables retains the ability to repurchase the receivables in certain circumstances. The assets and liabilities of P&L Receivables are consolidated with Peabody, and the Securitization Program is treated as a secured borrowing for accounting purposes, but the assets of P&L Receivables will be used first to satisfy the creditors of P&L Receivables, not Peabody’s creditors. The borrowings under the Securitization Program remain outstanding throughout the term of the agreement, subject to Peabody maintaining sufficient eligible receivables, by continuing to contribute trade receivables to P&L Receivables, unless an event of default occurs.

At September 30, 2020, Peabody had $60.0 million outstanding borrowings and $3.4 million of letters of credit issued under the Securitization Program. The letters of credit were primarily in support of portions of Peabody’s obligations for property and casualty insurance. Peabody had no collateral posted under the Securitization Program at September 30, 2020 or December 31, 2019. Peabody incurred interest and fees associated with the Securitization Program of $0.8 million and $1.0 million during the three months ended September 30, 2020 and 2019, respectively, and $2.9 million and $3.6 million during the nine months ended September 30, 2020 and 2019, respectively, which have been recorded as interest expense in the accompanying unaudited condensed consolidated statements of operations.

2025 Notes

As of September 30, 2020, Peabody had outstanding $500.0 million aggregate principal amount of 6.375% Senior Secured Notes due March 31, 2025 (the “2025 Notes”), which were initially issued together with the Existing Notes on February 15, 2017 pursuant to the Initial Indenture and which are currently governed by the Existing Indenture. The 2025 Notes were sold in a private transaction exempt from the registration requirements of the Securities Act and were issued at par value. Interest payments on the 2025 Notes are scheduled to occur each year on March 31 and September 30 until maturity. The 2025 Notes may be redeemed, in whole or in part, in 2020 at 104.8% of par, in 2021 at 103.2% of par, in 2022 at 101.6% of par, and in 2023 and thereafter at par.

On August 9, 2018, Peabody executed an amendment to the Existing Indenture following the solicitation of consents from the requisite majority of holders of the 2025 Notes. The amendment permits a category of restricted payments at any time not to exceed the sum of $650.0 million, plus an additional $150.0 million per calendar year, commencing with calendar year 2019, with unused amounts in any calendar year carrying forward to and available for restricted payments in any subsequent calendar year. Peabody paid consenting 2025 Note holders $30.00 in cash per $1,000 principal amount of 2025 Notes.

The Existing Indenture contains customary events of default and imposes certain restrictions on Peabody’s activities, including its ability to incur liens, incur debt, make investments, engage in fundamental changes such as mergers and dissolutions, dispose of assets, enter into transactions with affiliates and make certain restricted payments, such as cash dividends and share repurchases.

The 2025 Notes rank senior in right of payment to any future subordinated indebtedness of Peabody and the Existing Notes Guarantors and equally in right of payment with any senior indebtedness. The 2025 Notes are jointly and severally and fully and unconditionally guaranteed on a senior secured basis by substantially all of Peabody’s material domestic subsidiaries. The obligations under the 2025 Notes are and, following the transactions contemplated hereby, will be secured on a pari passu basis by the same collateral securing the Peabody Credit Agreement and the New Peabody Notes, subject to certain exceptions.

If the Existing Indenture Amendments are adopted with respect to the Existing Notes in connection with the Exchange Offer and Consent Solicitation, the Existing Indenture will remain in its current form with respect to the 2025 Notes, other than with respect to the Collateral Increase.

Collateral Increase

If the Existing Indenture Amendments to the Existing Indenture are adopted with respect to the Existing Notes in connection with the Exchange Offer and Consent Solicitation, the Existing Indenture will remain in its current form with respect to the 2025 Notes, other than any changes required to add additional collateral in favor of the 2025 Notes, on a pari passu basis with the New Peabody Notes, the Peabody Credit Agreement, and the Peabody L/C Agreement, including (i) the remaining portion of the voting capital stock of each first tier foreign subsidiary of Peabody or each foreign subsidiary holding company of Peabody, except in each case to the extent that such capital stock constitutes an excluded asset, (ii) the remaining portion of the voting capital stock of Peabody Investments (Gibraltar) Limited, provided that, if at any time after the Settlement Date, in the good faith determination by Peabody that the pledge of 100% of the voting capital stock of Peabody Investments (Gibraltar) Limited could reasonably result in a material cash tax liability, the legal charge over the stock of Peabody Investments (Gibraltar) Limited shall be reduced to levels such that there is no such material cash tax liability and, (iii) certain additional collateral, in each case, subject to certain exceptions (the “Collateral Increase”). To the extent the existing security documents are not sufficient to cover the grant and perfection of the assets that are part of the Collateral Increase, Peabody and the Peabody Guarantors will take commercially reasonable efforts to enter into additional security documents on a post-closing basis.

DESCRIPTION OF THE CO-ISSUERS’ OTHER INDEBTEDNESS

The Co-Issuers plan to enter into a credit agreement, among Co-Issuers, the administrative agent party thereto, and the lenders party thereto (the “Co-Issuers Credit Agreement”), which includes a $206.0 million first lien senior secured term loan facility.

The loans under the Co-Issuers Credit Agreement will mature on December 31, 2024. The obligations of the Co-Issuers under the Co-Issuers Credit Agreement will be guaranteed to the same extent as the Co-Issuer Notes and will be secured by the Co-Issuer Collateral on a pari passu basis.

All amounts outstanding under the Co-Issuers Credit Agreement will bear interest at 10.0% per annum, payable quarterly in cash.

The Co-Issuers Credit Agreement will impose certain restrictions on the Co-Issuers and their subsidiaries, including, without limitation and subject to certain exceptions, restrictions on the Co-Issuer’s ability to: incur liens, incur debt, make investments (including acquisitions), engage in fundamental changes such as mergers and dissolutions, dispose of assets, make restricted payments, change the nature of its business, enter into transactions with affiliates, enter into agreements that restrict its ability to make dividends or distributions and enter into agreements with negative pledge clauses.

This summary of material terms of the Co-Issuers Credit Agreement is based on the current drafts of the definitive agreements, which are expected to be executed concurrently with the consummation of the Exchange Offer. Certain of the above described terms for the Co-Issuer Credit Agreement are subject to continuing negotiation between the Co-Issuers and their prospective lenders and could change in the definitive documentation for the Co-Issuers Credit Agreement.